Exhibit 2.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made and entered into as of August 5, 2010, by and among: GEVO DEVELOPMENT, LLC, a Delaware limited liability company (“Purchaser”); AGRI-ENERGY, LLC, a Minnesota limited liability company (the “Company”); AGRI-ENERGY LIMITED PARTNERSHIP, a Minnesota limited partnership (“Agri-Energy L.P.”); CORN-ER STONE ETHANOL MANAGEMENT, INC., a Minnesota corporation (“CORN-er Stone Management” and, together with the Company and Agri-Energy L.P., the “Acquired Companies”); and CORN-ER STONE FARMERS COOPERATIVE, a Minnesota cooperative association (the “Seller”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, the Seller owns (i) all of the membership interests of the Company, which are expressed in terms of percentages of the whole, and entitling the holder thereof to its pro rata rights or interests in all matters of company governance, profits, losses, revenue, expenses, and distributions (the “Company Units”) and (ii) all issued and outstanding capital stock of CORN-er Stone Management;

WHEREAS, each member of the Seller holds a limited partnership interest in Agri-Energy L.P.;

WHEREAS, CORN-er Stone Management is the general partner of Agri-Energy L.P.;

WHEREAS, Agri-Energy L.P. proposes to sell to Purchaser, and Purchaser proposes to purchase from Agri-Energy L.P., certain assets of Agri-Energy L.P. (the “Asset Purchase”) in accordance with this Agreement;

WHEREAS, simultaneously with the consummation of the Asset Purchase, Purchaser will purchase from the Seller the Company Units (the “Equity Purchase” and, together with the Asset Purchase, the “Purchase”). Upon consummation of the Purchase, the Company will become a wholly owned subsidiary of Purchaser;

WHEREAS, this Agreement, the Related Agreements and the Contemplated Transactions have been approved by (i) the respective boards of managers of Purchaser, the Company and Seller; and (ii) the board of directors of CORN-er Stone Management, as the general partner of Agri-Energy L.P.; and

WHEREAS, this Agreement, the Related Agreements and the Contemplated Transactions have been approved by the members of the Seller in accordance with the Minnesota

Cooperative Law (the “MCL”), the Minnesota Business Corporations Act (“MBCA”) and the Seller’s organizational documents.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

THE PURCHASE

1.1      Purchase and Sale of Company Units.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase from the Seller, 100% of the issued and outstanding Company Units.

1.2      Purchase and Sale of Assets.  The Seller and Agri-Energy L.P. shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing, good and valid title to the Acquired Limited Partnership Assets, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Acquired Limited Partnership Assets” shall mean and include: (a) all of the properties, rights, interests and other tangible and intangible assets of Agri-Energy L.P. (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by Agri-Energy L.P. during the Pre-Closing Period; and (b) any other assets that are owned by the Seller or any other Affiliate and that are needed for the conduct of, or are useful in connection with, the business of Agri-Energy L.P.; provided, however, that the Acquired Limited Partnership Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Acquired Limited Partnership Assets shall include:

(a)      all accounts receivable, notes receivable and other receivables of Agri-Energy L.P. (including the receivables identified in Part 1.2(a) of the Company Disclosure Schedule);

(b)      all cash, cash equivalents and marketable securities of Agri-Energy L.P. and all rights to any bank accounts (including the cash, cash equivalents, marketable securities and rights to any bank accounts identified in Part 1.2(b) of the Company Disclosure Schedule);

(c)      all inventories and work-in-progress of Agri-Energy L.P., and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Agri-Energy L.P. with respect to services performed on behalf of Agri-Energy L.P. on or prior to the Closing Date (including the inventories, work-in-progress, rights to collect fees and other amounts payable identified in Part 1.2(c) of the Company Disclosure Schedule);

(d)      all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of Agri-Energy L.P.;

(e)      all Proprietary Rights and goodwill of Agri-Energy L.P.;

(f)      all rights of Agri-Energy L.P. under the Assumed Contracts (including the Assumed Contracts identified in Part 1.2(f) of the Company Disclosure Schedule);

(g)      all Governmental Authorizations held by Agri-Energy L.P. (including the Governmental Authorizations identified in Part 1.2(g) of the Company Disclosure Schedule);

(h)      all claims (including claims for past infringement of Proprietary Rights) and causes of action of Agri-Energy L.P. against other Persons (regardless of whether or not such claims and causes of action have been asserted by Agri-Energy L.P.), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Agri-Energy L.P. (regardless of whether such rights are currently exercisable);

(i)      all books, records, files and data of Agri-Energy L.P.;

(j)      all rights relating to deposits and prepaid expenses; and

(k)      the assets set forth on Part 1.2(k) of the Company Disclosure Schedule.

1.3      Excluded Assets.  Notwithstanding anything to the contrary set forth herein, the Acquired Limited Partnership Assets shall not include Agri-Energy L.P’s right, title or interest in and to the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)      the assets set forth on Part 1.3(a) of the Company Disclosure Schedule, including any proceeds thereon;

(b)      the Constituent Documents of Agri-Energy L.P.;

(c)      the rights that accrue to the Seller and Agri-Energy L.P. hereunder;

(d)      insurance policies (and any cash or surrender value thereon); and

(e)      inventory that has been transferred or disposed of by Agri-Energy L.P. prior to Closing in the ordinary course of business, consistent with past practice, without violation of this Agreement.

1.4      Assumed Liabilities.

(a)      Except as provided in Section 1.4(b), Purchaser shall not assume, in connection with the Contemplated Transactions, any liability or obligation of Agri-Energy L.P. whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and Agri-Energy L.P. shall retain responsibility for all such liabilities and obligations.

(b)      Effective as of the Closing, Purchaser shall assume the following liabilities and obligations of Agri-Energy L.P. (collectively, the “Assumed Liabilities”):

(i)      the obligations of Agri-Energy L.P. under each Assumed Contract, except to the extent such obligations are required to be performed on or prior to the Closing Date, are not disclosed on the face of such Assumed Contract, or accrue and relate to the operation of Agri-Energy L.P.’s business prior to the Closing Date; and

(ii)      the current liabilities of Agri-Energy L.P. listed on Part 1.4(b)(ii) of the Company Disclosure Schedule to the extent and in the amount reflected on the Working Capital Statement or included in Company Indebtedness.

1.5      Excluded Liabilities.  Specifically, and without in any way limiting the generality of Section 1.4(a), the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of Agri-Energy L.P. (together with all other liabilities that are not Assumed Liabilities, the “Excluded Liabilities”):

(a)      relating to any liability or obligation (including accounts payable) owed to the Seller or any Affiliate of Agri-Energy L.P. or the Seller;

(b)      for any Taxes with respect to any period;

(c)      relating to, resulting from, or arising out of, (i) claims made in pending or future Legal Proceedings or (ii) claims based on violations of Law (including any Environmental Law, workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of Agri-Energy L.P. to perform any obligation (under any Law, Governmental Authorization or Contract), in each case arising out of, or relating to, (A) acts or omissions that shall have occurred, (B) services performed or products sold, (C) the ownership or use of the Acquired Limited Partnership Assets, or (D) the operation of Agri-Energy L.P.’s business, prior to the Closing;

(d)      pertaining to any Excluded Asset;

(e)      relating to, resulting from, or arising out of, any former operation of Agri-Energy L.P. that has been discontinued or disposed of prior to the Closing;

(f)      arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Agri-Energy L.P. or the Seller; and

(g)      all claims or Legal Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

1.6      Closing.

(a)      The consummation of the Purchase (the “Closing”) shall take place at the offices of Purchaser, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, at 10:00 a.m. Pacific Time on a date to be designated by Purchaser after the date on which the last of the conditions set forth in Article 6 and Article 7 has been satisfied or waived in writing (except for conditions which in accordance with their terms must be satisfied at the Closing, including the certificates required by Article 6 and Article 7, which each party agrees to deliver on the designated Closing Date). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b)      At the Closing, (i) the Seller will assign and transfer to Purchaser all of the Seller’s right, title and interest in and to the Company Units by delivering to Purchaser a certificate or certificates representing the Company Units, duly endorsed in blank or accompanied by duly executed interest powers endorsed in blank and (ii) Agri-Energy L.P. shall execute and deliver to Purchaser such bills of sale, endorsements, assignments and other documents as may be necessary or appropriate to assign, convey, transfer and deliver to Purchaser good and valid title to the Acquired Limited Partnership Assets free of any Encumbrances.

1.7      Purchase Price for Company Units and Assets.

(a)      In consideration for the sale, assignment, transfer, conveyance and delivery of the Company Units in accordance with the terms and conditions of this Agreement and in reliance on the representations and warranties, covenants and agreements of the parties contained herein and in the Related Agreements, the aggregate purchase price for the Company Units (the “Company Purchase Price”) shall be an amount equal to (A) $24.3 million, minus (B) the Agri-Energy L.P. Purchase Price, minus (C) Company Indebtedness, minus (D) Company Capital Lease Obligations, if any, minus (E) Transaction Expenses, if any, plus (F) the Accrued Vacation Liabilities, plus (G) the amount, if any, by which Estimated Working Capital exceeds the Working Capital Target, and minus (H) the amount, if any, by which the Working Capital Target exceeds Estimated Working Capital.

(b)      In consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Limited Partnership Assets in accordance with the terms and conditions of this Agreement and in reliance on the representations and warranties, covenants and agreements of the parties contained herein and in the Related Agreements, the aggregate purchase price for the Acquired Limited Partnership Assets (the “Agri-Energy L.P. Purchase Price”) shall be an amount equal to $3.8 million. In addition, at the Closing, Purchaser shall assume the Assumed Liabilities by delivering to Agri-Energy L.P. an Assumption Agreement in substantially the form of Exhibit B (the “Assumption Agreement”).

(c)      For purposes of this Agreement, the term

(i)      “Accrued Vacation Liabilities” shall mean those accrued and unpaid liabilities for vacation pay owed to employees of CORN-er Stone Management on the Closing Date and identified on the Closing Consideration Certificate.

(ii)      “Company Capital Lease Obligations” shall mean the amount payable by any of the Acquired Companies as lessee pursuant to capital lease agreements as of the Closing Date.

(iii)      “Company Indebtedness” shall mean the amount payable by any of the Acquired Companies as debtor, borrower, issuer or guarantor pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument as of the Closing Date, including in each case any accrued interest thereon; provided, however, that Company Indebtedness shall not include any of the Company Capital Lease Obligations or the Specified Liabilities.

(iv)      “Transaction Expenses” means all fees, costs and expenses (including legal fees, accounting fees, investment banking fees and commissions) that have been incurred prior to the date hereof (whether or not already paid) or that are incurred after the date hereof through the Closing Date by the Company in connection with the Contemplated Transactions; provided, however, that Transaction Expenses shall not include any expense that is taken into account in calculating Working Capital.

(v)      “Working Capital Target” shall mean $3,665,351.80.

1.8      Payment of Consideration and Company Indebtedness.  At the Closing:

(a)      Purchaser shall deliver to the Escrow Agent an amount equal to $1,660,000 (the “Indemnity Escrow Amount”);

(b)      Purchaser shall deliver to the Escrow Agent an additional amount equal to $1,900,000 (the “Adjustments Escrow Amount”);

(c)      Purchaser shall pay to the Seller an amount equal to (i) the Company Purchase Price plus (ii) the Agri-Energy L.P. Purchase Price minus (iii) the Indemnity Escrow Amount and minus (iv) the Adjustments Escrow Amount, by wire transfer of cash in immediately available funds pursuant to written instructions provided by the Seller to Purchaser at least two Business Days prior to the Closing; and

(d)      all Company Indebtedness pursuant to any agreement with Wisconsin Community Bank, Heartland Business Bank (“Heartland”) shall be paid by wire transfer of cash in immediately available funds pursuant to written instructions set forth in the Heartland Payoff Letter.

1.9      Working Capital Adjustment.

(a)      Not more than 10 Business Days prior to the Closing Date, the Seller and Purchaser will work, in good faith, to estimate the difference, if any, of the Specified Assets over the Specified Liabilities (each as defined below) (such difference shall be referred to herein as the “Working Capital”) as of the Closing Date on a reasonable basis using the Acquired Companies’ then available financial information. The amount of Working Capital as estimated is hereinafter referred to as “Estimated Working Capital”. “Specified Assets” shall mean the sum of the following balance sheet line items of the Company and Agri-Energy L.P. (other than any Excluded Assets): Cash, Accounts Receivable, Inventories, Pre-paid Expenses, Undelivered Contracts to Market and the R.J. O’Brien Hedging Account. “Specified Liabilities” shall mean (i) the sum of the following balance sheet line items of the Company and Agri-Energy L.P. (other than any Excluded Liabilities): Accounts Payable, Benefits, Corn Payable, Corn Check Off Payable, Minnesota Sales Tax Payable, Payroll Taxes, Undelivered Contracts to Market and Other Liabilities (less accrued interest payable), (ii) all real property Taxes through the Closing Date whether or not accrued or due and payable on or prior to the Closing Date and (iii) the Accrued Vacation Liabilities.

(b)      Within 60 days after the Closing Date, Purchaser will prepare and deliver to the Seller (i) a consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Closing Balance Sheet”), and (ii) a statement setting forth Working Capital, as determined by reference to the Closing Balance Sheet (such statement shall be referred to herein as the “Working Capital Statement”). The Closing Balance Sheet and Working Capital Statement shall be prepared in conformity with GAAP, applied in a manner consistent with that used by the Acquired Companies in preparing their historical financial statements, and shall present fairly the balance of the Specified Assets and Specified Liabilities as of the Closing Date.

(c)      The Seller will have a period of 30 days after its receipt of the Closing Balance Sheet and Working Capital Statement to review the same and Purchaser’s calculation of Working Capital and to notify Purchaser of any disputes regarding the same (the “Review Period”). As part of such review, the Seller and its advisors will have reasonable access during normal business hours to Purchaser’s work papers and to the preparers of the Closing Balance Sheet and to the books and records on which the Closing Balance Sheet is based.

(d)      Prior to the expiration of the Review Period, the Seller shall notify Purchaser of any objections or proposed changes to the Working Capital Statement or the Closing Balance Sheet and the parties shall negotiate in good faith in an effort to resolve any dispute. If the Seller fails to so notify Purchaser of any objections or proposed changes within the Review Period, if the Seller notifies Purchaser that it has no objections or proposed changes to any of such items, or if the Seller and Purchaser agree in writing on the resolution of all such objections or changes within 15 days following delivery to Purchaser of such objections or proposed changes, the Closing Balance Sheet and the Working Capital Statement, with any changes as may be agreed upon in writing, shall be final and binding. If the parties are unable to resolve such dispute within 15 days after Purchaser receives notice of the same, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Purchaser and the Seller for resolution. Each of Purchaser and the Seller will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. The determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by the Seller and Purchaser.

(e)      If the Working Capital as finally determined pursuant to Section 1.9(d) (the “Final Working Capital”) is less than Estimated Working Capital, the parties shall instruct the Escrow Agent to return to Purchaser from the Adjustments Escrow Fund an amount in cash equal to the dollar amount of such deficiency, and any funds remaining in the Adjustments Escrow Fund after such payment to Purchaser shall be released and paid to the Seller; provided, however, that if the dollar amount of such deficiency exceeds the amount in the Adjustments Escrow Fund, the Seller shall pay to Purchaser an amount in cash equal to the remaining amount due (the “Adjustments Deficiency”). If the Final Working Capital exceeds Estimated Working Capital, then Purchaser will pay to the Seller an amount in cash equal to the dollar amount of such excess and the parties shall instruct the Escrow Agent to release all funds held in the Adjustments Escrow Fund and pay such funds to the Seller. All payments under this subsection will be made within 30 days after Final Working Capital has been determined, and will bear interest from the Closing Date through the date of payment at the rate of 8% per annum.

1.10      Escrow Fund.  Upon the Closing, Purchaser shall (a) withhold the Indemnity Escrow Amount and deliver it to Wells Fargo Bank, N.A. (the “Escrow Agent”), to be held by the Escrow Agent as collateral (the “Indemnity Escrow Fund”) and partial security for the rights of the Indemnitees under Article 9 hereof and (b) withhold the Adjustments Escrow Amount and deliver it to the Escrow Agent, to be held by the Escrow Agent as collateral (the “Adjustments Escrow Fund”) and partial security for the right of the Indemnitees under Section 1.9. The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit C (the “Escrow Agreement”). Subject to the next sentence of this Section 1.10, the Indemnity Escrow Fund shall be held as an indemnification fund by the Escrow Agent until 11:59 p.m. Eastern Time on […***…] (the “Escrow Period”). In the event any Indemnitee has made a claim under Article 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold the Indemnity Escrow Fund in escrow) until such claim is fully and finally resolved.

1.11      Transfer Taxes.  All sales and transfer Taxes, deed Taxes, conveyance fees, recording charges and similar Taxes, fees and charges imposed by the state, county or municipality where the Owned Real Property is located, as a result of the Contemplated Transactions (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid timely by the Seller. The Seller, the Acquired Companies and Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

1.12      Allocation.  Purchaser shall prepare a schedule specifying the allocation of the Tax Purchase Price, which shall be attached as Schedule 1.12 to this Agreement. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 1.12 for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof. In any Legal Proceeding related to the determination of any Tax, no party shall contend or represent that such allocation is not a correct allocation.

*Confidential Treatment Requested

1.13      Further Action.  If, at any time after the Effective Time, any further action is determined by Purchaser to be necessary or desirable to carry out the purposes of this Agreement and the Related Agreements or to vest Purchaser or its Affiliates with full right, title and possession of the Acquired Limited Partnership Assets and to all rights and property of the Company, the officers and directors of Purchaser and its Affiliates shall be fully authorized (in the name of the Acquired Companies and otherwise) to take such action. Without limiting the generality of the foregoing, from and after the Closing Date, Agri-Energy L.P. shall promptly remit to Purchaser any funds that are received by Agri-Energy L.P. and that are included in, or that represent payment of receivables included in, the Acquired Limited Partnership Assets. Agri-Energy L.P.: (a) hereby irrevocably authorizes Purchaser, at all times on and after the Closing Date, to endorse in the name of Agri-Energy L.P. any check or other instrument that is made payable to Agri-Energy L.P. and that represents funds included in, or that represents the payment of any receivable included in, the Acquired Limited Partnership Assets; and (b) hereby irrevocably nominates, constitutes and appoints Purchaser as the true and lawful attorney-in-fact of Agri-Energy L.P. (with full power of substitution) effective as of the Closing Date, and hereby authorizes Purchaser, in the name of and on behalf of Agri-Energy L.P., to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Legal Proceeding and to take any other action (on or at any time after the Closing Date) that Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Acquired Limited Partnership Assets, (ii) defending or compromising any claim or Legal Proceeding relating to any of the Acquired Limited Partnership Assets, or (iii) otherwise carrying out or facilitating any of the Contemplated Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Agri-Energy L.P.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLER

Except as set forth on the Company Disclosure Schedule, which shall qualify the representations and warranties of the Acquired Companies and the Seller set forth in this Article 2 and which shall be organized in parts corresponding to the numbering in this Article 2 with disclosures in each part specifically corresponding to or cross-referencing another part of the Company Disclosure Schedule specifically corresponding to a particular Section and Subsection of this Article 2, the Acquired Companies and the Seller, jointly and severally, represent and warrant as of the date of this Agreement and as of the Closing Date as follows:

2.1      Due Organization; Etc.

(a)      Each of the Acquired Companies is duly incorporated, organized or formed, validly existing and in good standing under the laws of Minnesota and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

(b)      Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification. Part 2.1(b) of the Company

Disclosure Schedule sets forth an accurate and complete list of the jurisdictions in which the Acquired Companies are authorized to do business.

(c)      Part 2.1(c) of the Company Disclosure Schedule accurately sets forth, where applicable, (i) the names of the managers or directors of the board or the general partner of each of the Acquired Companies, (ii) the names of the managers or directors of each committee of the board of each of the Acquired Companies and (iii) the names and titles of the officers of each of the Acquired Companies.

(d)      Except as set forth in Part 2.1(d) of the Company Disclosure Schedule, none of the Acquired Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(e)      Except as set forth in Part 2.1(e) of the Company Disclosure Schedule, none of the Acquired Companies owns, beneficially or otherwise, any shares, membership interests or other securities of, or any direct or indirect equity or other financial interest in, any Entity. None of the Acquired Companies is obligated to make any future investment in or capital contribution to any Entity.

(f)      The Seller is a cooperative association duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite cooperative association power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

2.2      Organizational Documents; Records.  The Acquired Companies have made available to Purchaser accurate and complete copies of the following documents: (a) the organizational documents, including all amendments thereto, of each of the Acquired Companies; (b) the ownership records of each of the Acquired Companies; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of managers or directors or the general partner, as applicable, of each Acquired Company, and all committees of the boards of managers or directors of each of the Acquired Companies (the items described in (a), (b) and (c) above, collectively, the “Constituent Documents”). There have been no formal meetings or other proceedings of the shareholders or members of any of the Acquired Companies, the board of managers or directors or the general partner, as applicable, of any of the Acquired Companies or any committee of the board of managers or directors of any of the Acquired Companies that are not fully reflected in the Constituent Documents. There has not been any violation of the Constituent Documents, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with the Constituent Documents. The books of account, minute books, ownership record books and other records of the Acquired Companies, all of which have been made available to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices. At the Closing, all such books and records will be in the possession of the Company.

2.3      Authority; Binding Nature of Agreement.

(a)      Each of the Acquired Companies has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements. The execution, delivery and performance by each of the Acquired Companies of this Agreement and the Related Agreements has been duly authorized by all necessary action on the part of the Acquired Companies. This Agreement and the Related Agreements constitute the legal, valid and binding obligations of the Acquired Companies, enforceable against the Acquired Companies in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

(b)      The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary cooperative association action on the part of the Seller. This Agreement and the Related Agreements constitute (or upon such execution and delivery will constitute) the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

2.4      Capitalization, Etc.

(a)      The Company has an authorized capitalization consisting of membership interests expressed in terms of percentages of the whole, entitling the holder thereof to its pro rata rights or interests in all matters of company governance, profits, losses, revenue, expenses, and distributions. All of the Company’s membership interests are owned, beneficially and of record, by the Seller. Except for the Company Units, the Company is not authorized to issue any form of membership interests. All of the outstanding Company Units were, at the time of issuance, duly and validly created pursuant to the Minnesota Limited Liability Company Act and were issued and paid for in full in accordance with the applicable Constituent Documents. There are no outstanding subscriptions, options, warrants, rights, securities, Contracts, commitments, understandings or arrangements by which the Company is bound to issue, repurchase or otherwise acquire, redeem or retire any membership interests or any other equity interests in the Company or pursuant to which any Person has a right to purchase Company Units or any other equity interests in the Company. None of the Acquired Companies, the Seller or any of their respective Affiliates is a party to any Contracts, commitments, understandings or arrangements by which any of them is bound or obligated to transfer or assign any interest, economic or otherwise, in any of the Company Units to any Person. There are no other agreements of any nature regarding the Company Units.

(b)      The authorized capital stock of CORN-er Stone Management consists of one thousand (1,000) shares of common stock, par value $1.00 per share (the “CORN-er Stone Common Stock”), of which one thousand (1,000) shares have been issued and are outstanding as of the date of this Agreement, 100% of which are owned, beneficially and of record, by the Seller. All outstanding shares of CORN-er Stone Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of CORN-er Stone Common Stock were, at the time of issuance, duly and validly created pursuant to the Minnesota Business Corporations Act and were issued and paid for in full in accordance with the applicable Constituent Documents. There are no outstanding subscriptions, options, warrants, rights, securities, Contracts, commitments, understandings or arrangements by which CORN-er Stone Management is bound to issue, repurchase or otherwise acquire, redeem or retire any shares of CORN-er Stone Common Stock or any other equity interests in CORN-er Stone Management or pursuant to which any Person has a right to purchase CORN-er Stone Common Stock or any other equity interests in CORN-er Stone Management. None of the Acquired Companies, the Seller or any of their respective Affiliates is a party to any Contracts, commitments, understandings or arrangements by which any of them is bound or obligated to transfer or assign any interest, economic or otherwise, in any of the CORN-er Stone Common Stock to any Person. There are no other agreements of any nature regarding the CORN-er Stone Common Stock, including, without limitation, any registration rights agreements or shareholders’ agreements.

(c)      The general partner and limited partners set forth in Part 2.4(c) of the Company Disclosure Schedule own all of the Partnership Interests of Agri-Energy, L.P. The Partnership Interests of Agri-Energy, L.P. held by the Seller will, as of the Closing Date, be free and clear of all Encumbrances. All of the Partnership Interests have been duly and validly created pursuant to the ULPA and the applicable Constituent Documents. There are no outstanding subscriptions, options, warrants, rights, securities, Contracts, commitments, understandings or arrangements by which the Company is bound to issue, repurchase or otherwise acquire, redeem or retire any Partnership Interests or pursuant to which any Person has a right to purchase any Partnership Interests from the Company or Agri-Energy, L.P. None of the Acquired Companies, the Seller or any of their respective Affiliates is a party to any Contracts, commitments, understandings or arrangements by which any of them is bound or obligated to transfer or assign any interest, economic or otherwise, in any of the Partnership Interests to any Person. There are no other agreements of any nature regarding the Partnership Interests.

2.5      Title.

(a)      Title to Company Units.  The Seller is the record and beneficial owner of the Company Units, and on the Closing Date the Company Units shall be free and clear of all Encumbrances. Upon payment of the Company Purchase Price to the Seller at the Closing, the Seller will convey good and marketable title to the Company Units to Purchaser, free and clear of all Encumbrances. The assignments, endorsements, powers and other instruments of transfer delivered by the Seller at the Closing will be sufficient to transfer to Purchaser the Seller’s entire right, title and interest, legal and beneficial, in the Company Units.

(b)      Title to Assets.  Agri-Energy L.P. has and shall convey to Purchaser at the Closing good, valid, transferable and marketable title to, or valid leasehold interests in, all of the Acquired Limited Partnership Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

2.6      Non-Contravention; Consents.  Except as set forth in Part 2.6 of the Company Disclosure Schedule, no filing with, notice to or consent from any Governmental Body is required in connection with (i) the execution, delivery or performance of this Agreement or the Related Agreements, or (ii) the consummation of the Contemplated Transactions. Neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)      contravene, conflict with or result in a violation of any of the provisions of the Constituent Documents or the organizational documents of the Seller;

(b)      contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order, writ, injunction, judgment or decree to which the Acquired Companies or the Seller, or any of the assets owned, used or controlled by the Acquired Companies or the Seller, is subject;

(c)      except as set forth in Part 2.6(c) of the Company Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquired Companies or the Seller or that otherwise relates to the business of the Acquired Companies or the Seller or to any of the assets owned, used or controlled by the Acquired Companies or the Seller;

(d)      except as set forth in Part 2.6(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract or any Contract to which the Seller is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract or (iii) cancel, terminate or modify any such Contract;

(e)      require any filing with, notice to or consent from any Person (other than any Governmental Body); or

(f)      result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Acquired Companies or the Seller.

2.7      Financial Statements.

(a)      Attached as Part 2.7(a) of the Company Disclosure Schedule are the following financial statements (collectively, the “Company Financial Statements”): (i) audited balance sheets of the Acquired Companies as of December 31, 2009 (the “Balance Sheet”), 2008 and 2007 and the related audited consolidated statements of income, equity and cash flows for the fiscal years then ended, including any notes thereto, together with the report thereon of the Company’s independent certified public accountants; and (ii) the unaudited consolidated balance sheet of the Seller as of June 30, 2010 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, equity and cash flows for the six months then ended. The Company Financial Statements are correct and complete in all material respects, are consistent with the books and records of the Acquired Companies and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the unaudited financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet). The Company Financial Statements fairly present the consolidated financial condition and the results of operations, changes in members’ or shareholders’ equity and cash flow of the Acquired Companies as of the respective dates and for the periods indicated therein. None of the Acquired Companies is a party to any off-balance sheet arrangements the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Acquired Companies.

(b)      Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, the Acquired Companies and Seller have established and maintain a system of internal accounting controls sufficient to: (i) provide reasonable assurances that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the board of directors or managers or the general partner, as applicable; (ii) provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies; and (iv) ensure the amount recorded for assets on the books and records of the Acquired Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Acquired Companies, the Company’s independent auditors nor, to the Company’s Knowledge, any Employee, consultant, manager, director or general partner of any of the Acquired Companies has identified or been made aware of any fraud, whether or not material, that involves the Acquired Companies’ officers or other Employees, consultants, managers, directors or general partners of the Acquired Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies, or any claim or allegation regarding any of the foregoing. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, none of the Acquired Companies nor, to the Company’s Knowledge, any Representative of the Acquired Companies has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their respective internal accounting controls or any material inaccuracy in the Acquired Companies’ financial statements. No attorney representing the Acquired Companies, whether or not employed by the Acquired Companies, has reported to the board of directors or managers or the general partner, as applicable, of any of the Acquired Companies or any committee thereof or to any manager, director or officer of any of the Acquired Companies, evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Acquired Companies or any of their Representatives. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, there are no significant deficiencies or material weaknesses in the design or operation of the Acquired Companies’ internal controls which could adversely affect the Acquired Companies’ ability to record, process, summarize and report financial data.

(c)      Part 2.7(c) of the Company Disclosure Schedule accurately lists all indebtedness of the Acquired Companies (i) for money borrowed, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person (collectively, “Indebtedness”), including, for each item of Indebtedness, the agreement governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness. Except as set forth in Part 2.7(c) of the Company Disclosure Schedule, all Indebtedness may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness. The Acquired Companies have not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager, director or executive officer (or equivalent thereof) of any of the Acquired Companies. The Acquired Companies are not in breach or default of any agreement governing Indebtedness of the Acquired Companies.

2.8      No Undisclosed Liabilities.  The Acquired Companies have no Liabilities, except for: (a) Liabilities set forth in the “liabilities” column of the Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Acquired Companies since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices; and (c) Liabilities under the Material Contracts, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Material Contracts.

2.9      Absence of Changes.  Since the date of the Balance Sheet, (a) each of the Acquired Companies has conducted its business only in the ordinary course consistent with past practices and (b) there has not been a Material Adverse Effect on any of the Acquired Companies nor has there occurred any event or development which could reasonably be expected to result in a Material Adverse Effect, and the Acquired Companies have not taken any of the actions set forth in Section 4.2(b).

2.10   Sufficiency of Assets.

(a)      The Acquired Companies have good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the Acquired Companies’ business, or shown on the Balance Sheet, free and clear of any Encumbrance. The Acquired Limited Partnership Assets, together with the assets and properties of the Company, are sufficient for the continued operation of the ethanol production business of the Acquired Companies as presently being conducted. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Acquired Companies or used in the Acquired Companies’ business are (a) suitable for the uses to which they are currently employed, subject to normal wear and tear and obsolescence (b) in working order, (c) regularly and properly maintained and (d) not dangerous. All properties used in the existing operations of the Acquired Companies are reflected on the Balance Sheet to the extent required under GAAP to be so reflected. The Acquired Limited Partnership Assets constitute all of the properties and assets necessary and sufficient to permit Purchaser to conduct Agri-Energy L.P.’s business after the Closing in accordance with Agri-Energy’s past practice, as currently conducted and as currently planned to be conducted. None of the Excluded Assets is necessary for the conduct of Agri-Energy L.P.’s business.

(b)      Except as expressly set forth in this Agreement, the machinery, vehicles, equipment and other tangible personal property of the Acquired Companies and the Acquired Limited Partnership Assets will be acquired by Purchaser, directly or indirectly, in “as-is, where-is” condition. Notwithstanding any other provision contained in this Agreement or in any of the Related Agreements, each of the Seller and the Acquired Companies expressly disclaims any and all representations, warranties, covenants, obligations or liability relating to any condition set forth on Part 2.10(b) of the Company Disclosure Schedule.

2.11    Bank Accounts; Receivables; Inventories.

(a)      Part 2.11(a) of the Company Disclosure Schedule contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which any of the Acquired Companies has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

(b)      Part 2.11(b) of the Company Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet. All existing accounts receivable (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business, are current and will be collected in full when due, without any counterclaim or set off. No amount of accounts receivable is contingent upon the performance by any of the Acquired Companies of any obligation or Contract. Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, no Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(c)      Except as has been reserved against on the Interim Balance Sheet, all the inventory of the Acquired Companies reflected on the Interim Balance Sheet was properly stated therein in accordance with GAAP consistently maintained and applied by the Acquired Companies and the value of which is currently stated at: (i) current market prices in regard to inventories of corn, dry distillers grain, and ethanol; (ii) average cost in regard to inventories of spare parts and ethanol production inputs (excluding corn); and (iii) the sum of the carrying values of corn and other ethanol production inputs, plus applied overhead factors in regard to ethanol work in process. All the inventory of the Acquired Companies reflected on the Interim Balance Sheet was, and all the inventory thereafter acquired and maintained by the Acquired Companies through the Closing Date will have been, acquired and maintained in the ordinary course of business. Except as has been reserved against on the Interim Balance Sheet, all the inventory recorded on the Interim Balance Sheet consists of, and all inventory of the Acquired Companies on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business and are and will be in quantities sufficient for use or sale in the ordinary course of business, with such exceptions since the date of the Interim Balance Sheet as may arise in the ordinary course of business.

2.12      Compliance with Laws, Orders and Governmental Authorizations.

(a)      Without limiting the scope of any other representation in this Article 2, except as set forth in Part 2.12(a) of the Company Disclosure Schedule, each Acquired Company has complied in all material respects with all Laws, Orders and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.

(b)      Part 2.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Governmental Authorization (except Government Authorizations secured under Environmental Law, which are addressed in Section 2.19(a)-(b) of this Agreement) that is held by the Acquired Companies (or for which any of the Acquired Companies has applied) that relates to the business of, or any of the assets owned or used by, the Acquired Companies. Except as set forth in Part 2.12(b) of the Company Disclosure Schedule, all such Governmental Authorizations are valid and in full force and effect and will remain so following the Closing. The Governmental Authorizations listed in Part 2.12(b) of the Company Disclosure Schedule collectively constitute all the Governmental Authorizations necessary to permit each Acquired Company to conduct its business, lawfully in the manner in which it currently conducts such business and to permit each Acquired Company to own and use its assets in the manner in which it owns and uses such assets.

(c)      Part 2.12(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Order (except Orders under Environmental Law and relating to Materials of Environmental Concern, which are addressed in Section 2.19(f) of this Agreement) to which any Acquired Company, or any of the assets owned or used by it, is or has been subject. To the Company’s Knowledge, no Representative of an Acquired Company is subject to any Order that prohibits such Representative from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Companies. Except as set forth in Part 2.12(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no proposed Order that, if issued or otherwise put into effect (i) could have an adverse effect on the Acquired Companies’ business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of the Acquired Companies or the Seller to comply with or perform any covenant or obligation under this Agreement or the Related Agreements or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(d)      No Acquired Company (including any of its officers, managers, directors, Employees or, to its Knowledge, other Persons associated with the Acquired Company or acting on its behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Acquired Companies in any jurisdiction other than the United States (in each case, as in effect at the time of such action), or, to the Knowledge of the Acquired Companies, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.

(e)      Except as included in Part 2.12(e) of the Company Disclosure Schedule, the Acquired Companies have not received at any time since January 1, 2005 any written or oral notice or other communication from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Order or Governmental Authorization, or any actual, alleged or potential obligation on the part of any of the Acquired Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.13      Legal Proceedings.

(a)      Except for Legal Proceedings under Environmental Law, which are addressed in Section 2.19(g) of this Agreement, and except as set forth on Part 2.13(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Acquired Companies, no Person has threatened to commence any Legal Proceeding: (i) that involves the Acquired Companies or any of the assets owned, used or controlled by the Acquired Companies, the Seller or any Person whose Liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Acquired Companies’ Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)      Except for Legal Proceedings under Environmental Law, which are addressed in Section 2.19(g) of this Agreement and except as set forth in Part 2.13(b) of the Company Disclosure Schedule, (i) the Seller has not been a defendant in any Legal Proceeding, nor has any Legal Proceeding been threatened against the Seller during the five-year period immediately preceding the date hereof with respect to its ownership or operation of the Acquired Companies or their predecessors, (ii) the Seller is not a party to or subject to the provisions of any Order with respect to any Acquired Company or its business, and (iii) the Seller is not subject to any settlement agreement or similar negotiated resolution of any prior Legal Proceeding that materially impacts the Company or its business.

2.14      Intellectual Property.

(a)        The Acquired Companies either have exclusive right, title and interest in and to all Company Proprietary Rights, free and clear of all Encumbrances, or to the extent permitted in the Contracts identified on Part 2.14(a) of the Company Disclosure Schedule, have a valid right to use and exploit all Company Proprietary Rights that are currently used or currently proposed to be used in the business of any of the Acquired Companies as conducted prior to or on the date of this Agreement, including all Company Proprietary Rights that are necessary or appropriate to make, use, offer for sale, sell or import the Company Product(s).

(b)      To the Acquired Companies’ Knowledge: (i) all Patents, Trademarks, and Registered Copyrights necessary or appropriate to make, use, offer for sale, sell or import the Company Product(s) are valid, enforceable and in full force and effect; (ii) all Company Contracts relating to any Proprietary Rights of a third party pursuant to which any of the Acquired Companies is granted a right to use, license and otherwise exploit such Proprietary Rights are valid and in full force and effect; and (iii) the consummation of the Contemplated Transactions will not alter or impair any such rights or the right of the Acquired Companies to use and exploit such rights.

(c)      No claims have been asserted against any of the Acquired Companies (and the Acquired Companies are not aware of any claims which are likely to be asserted against any of the Acquired Companies nor any facts which would give rise to any claim) by any Person challenging the use of any Company Proprietary Right by the Acquired Companies or challenging or questioning the validity or effectiveness of any license or agreement relating to any Proprietary Right used by any of the Acquired Companies, and there is no valid basis for any such claim.

(d)      Part 2.14(d) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following with respect to Proprietary Rights of the Acquired Companies:

(i)      Part 2.14(d)(i) lists all of the Patents owned by or exclusively licensed to the Acquired Companies, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed;

(ii)     Part 2.14(d)(ii) lists all of the Trademarks (including Registered Trademarks and common law Trademarks) and domain names owned by or exclusively licensed to the Acquired Companies, setting forth in each case of any Registered Trademarks, the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed; and

(iii)    Part 2.14(d)(iii) lists all of the Registered Copyrights owned by or exclusively licensed to the Acquired Companies, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

(e)      The Acquired Companies have not granted any third party any right to manufacture, reproduce, distribute, market or exploit any Company Product or any enhancements, modifications, or derivative works based on the Company Products or any portion thereof, nor have the Acquired Companies granted any third party any rights to license or use any Company Proprietary Rights, except for any non-exclusive licenses granted to customers in the ordinary course of business.

(f)      Part 2.14(f) of the Company Disclosure Schedule lists, as of the date of this Agreement, all oral and written contracts, agreements, licenses and other arrangements relating to any Company Proprietary Rights or any Company Product, as follows:

(i)      Part 2.14(f)(i) lists: (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export or otherwise distribute any Company Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Companies, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which any of the Acquired Companies acquired any ownership right to the Company Proprietary Rights currently owned by any of the Acquired Companies; (E) any agreement under which any of the Acquired Companies undertakes any ongoing annual royalty or payment obligations in excess of $50,000 with respect to a Company Proprietary Right (including payment frequency and amount); (F) any agreement under which any of the Acquired Companies grants an option relating to any Company Proprietary Rights; (G) any agreement under which any party is granted any right to access Company Source Code or to use Company Source Code to create derivative works of Company Products; (H) any agreement pursuant to which any of the Acquired Companies has deposited or is required to deposit with an escrow agent or any other Person Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of Contemplated Transactions could reasonably be expected to result in the release or disclosure of Company Source Code; and (I) any agreement or other arrangement limiting any Acquired Companies’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Company Proprietary Rights (or any tangible embodiment thereof); and

(ii)      Part 2.14(f)(ii) lists all licenses, sublicenses and other agreements to which any of the Acquired Companies is a party and pursuant to which any of the Acquired Companies is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and obtained by any of the Acquired Companies in the ordinary course of business, at a cost not exceeding $50,000 per license.

(g)      None of the Acquired Companies has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any Company Proprietary Rights, other than indemnification provisions contained in standard sales agreements to customers or end users arising in the ordinary course of business, the forms of which have been made available to Purchaser or its counsel.

(h)      Part 2.14(h) of the Company Disclosure Schedule lists each Company Product that contains any software that may be subject to an open source or general public license, such as the GNU Public License, Lesser GNU Public License or Mozilla Public License that (i) could require, or could condition the use or distribution of such Company Product on, the disclosure, licensing or distribution of any source code for any portion of such Company Product, or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of any of the Acquired Companies to use or distribute any Company Product, a description of such Company Product and such open source or general public license applicable to such Company Product.

(i)      To the Acquired Companies’ Knowledge, no Employee is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such Employee with any of the Acquired Companies.

(j)      The Acquired Companies do not jointly own, license or claim any right, title or interest with any other Person of any Company Proprietary Rights. No current or former officer, manager, director, partner, member, Employee, consultant or independent contractor of any of the Acquired Companies has any right, title or interest in, to or under the Company Proprietary Rights in which any of the Acquired Companies has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to any of the Acquired Companies.

(k)     No Person has asserted or, to the Acquired Companies’ Knowledge, threatened a claim, nor to the Acquired Companies’ Knowledge, are there any facts which could give rise to a claim, which would adversely affect the ownership rights to, or rights under, the Company Proprietary Rights, or any contract, agreement, license or any other arrangement under which any of the Acquired Companies claims any right, title or interest under the Company Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by any of the Acquired Companies of the Company Proprietary Rights or Company Products.

(l)      None of the Acquired Companies is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Company Proprietary Rights by any of the Acquired Companies, the use, transfer or licensing of any Company Product by any of the Acquired Companies, or which may affect the validity, use or enforceability of the Company Proprietary Rights.

(m)    Except as set forth in Part 2.14(m) of the Company Disclosure Schedule, to the Acquired Companies’ Knowledge, no Company Proprietary Rights have been infringed or misappropriated by any Person.

(n)     None of the Acquired Companies has any right, title or interest in any Patent.

(o)     Part 2.14(o) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing and payment (including payment for any maintenance and renewals fees) that must be taken or made on or before the date that is six months after the date of this Agreement in order to maintain Registered Trademarks owned by the Acquired Companies in full force and effect to the extent such Registered Trademarks are presently enforceable.

(p)     No Person has asserted or threatened a claim, nor, to the Acquired Companies’ Knowledge, are there any facts which could give rise to a claim, that any Company Product (or any Company Proprietary Right embodied in any Company Product) infringes or misappropriates any third-party Proprietary Rights.

(q)     The Acquired Companies have not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source

Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code; and

(r)      The Acquired Companies have complied in all material respects with all obligations to protect the confidentiality of any confidential information provided by any Person to any of the Acquired Companies, no written claim has been asserted by any Person against any of the Acquired Companies that any of the Acquired Companies has failed to comply with any of the Acquired Companies’ obligations to protect the confidential information of such Person and the Acquired Companies are not aware of any facts which could give rise to a claim by any Person that any of the Acquired Companies has failed to protect the confidentiality of any confidential information provided by such Person.

(s)     Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Companies to any Person, including without limitation any Company Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(t)      The Acquired Companies are not and have never been members or promoters of, or contributors to, any industry standards body or similar organization that could require or obligate any of the Acquired Companies to grant or offer to any other Person any license or right to any Company Proprietary Rights. The Acquired Companies own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain or operate any data, information and functions used in connection with the business of the Acquired Companies, including sufficient number of licenses for any software provided by any Person (“Third-Party Software”) used by the Acquired Companies. The Acquired Companies are not in breach or default, in any material respect, of any Contracts pursuant to which any of the Acquired Companies has received a license or the right to access Third-Party Software, the Acquired Companies are not using the Third-Party Software outside the scope of the license or right to access provided by any Person, and the Acquired Companies’ use of the Third-Party Software is not in excess of the number of licenses paid for by the Acquired Companies.

2.15    Contracts.

 (a)      Part 2.15(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Contract (or group of related Contracts) to which any of the Acquired Companies is a party, by which any of the Acquired Companies is bound or pursuant to which any of the Acquired Companies is an obligor or a beneficiary, or which will be assigned as a part of the Acquired Limited Partnership Assets, which:

(i)      involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $100,000;

(ii)      is for capital expenditures in excess of $100,000;

(iii)     is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv)     is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and a term of less than one year);

(v)      is for the employment of, or receipt of any services from, any manager, director, officer or Employee of any of the Acquired Companies or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

(vi)     provides for severance, termination or similar pay to any of the Acquired Companies’ current or former managers, directors, officers, Employees or consultants or other independent contractors;

(vii)    provides for a loan or advance of any amount to any manager, director, officer or other Employee of any of the Acquired Companies, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(viii)   licenses any Person to manufacture or reproduce any of the Acquired Companies’ products, services or technology or any Contract to sell or distribute any of the Acquired Companies’ products, services or technology;

(ix)     is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any of the Acquired Companies has any ownership interest in any other Person or business enterprise;

(x)      contains any covenant limiting the right of any of the Acquired Companies to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Acquired Companies’ products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of any of the Acquired Companies to make, sell or distribute any products or services;

(xi)    involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any of the Acquired Companies;

(xii)    is a power of attorney granted by or on behalf of any of the Acquired Companies;

(xiii)    is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any of the Acquired Companies other than in the ordinary course of business;

(xiv)    is a settlement agreement with respect to any pending or threatened Legal Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former Employees or independent contractors of any of the Acquired Companies in the ordinary course of business in connection with routine cessation of such Employee’s or independent contractor’s employment with any of the Acquired Companies or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

(xv)     was entered into other than in the ordinary course of business and that involves an amount or value in excess of $100,000;

(xvi)    is an agreement or contract with the Seller or any of its Affiliates;

(xvii)   is an agreement between two or more Acquired Companies;

(xviii)  contains or provides for an express undertaking by the Acquired Companies to be responsible for consequential or liquidated Damages; or

(xix)    is otherwise material to the business, properties or assets of the Acquired Companies and under which the consequences of a default or termination could have a Material Adverse Effect on any of the Acquired Companies or the Acquired Limited Partnership Assets.

Notwithstanding the foregoing or any other provision contained in this Agreement, the Material Contracts shall not include the Corn Delivery Agreements entered into by and between Seller and its members for purposes of supplying corn for the operation of the ethanol production business of Agri-Energy, L.P. (the “Corn Delivery Agreements”). The Corn Delivery Agreements are neither an asset or property of the Acquired Companies nor included in the Acquired Limited Partnership Assets and shall not be assigned or otherwise conveyed to Purchaser or any of its Affiliates either directly or indirectly, and as such, any representation, warranty, or covenant relating to the Corn Delivery Agreements is expressly disclaimed.

(b)      The Acquired Companies have made available to Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract listed or required to be listed on Part 2.15(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”). With respect to each such Material Contract:

  (i)      the Contract is legal, valid, binding, enforceable and in full force and effect against the Acquired Companies that are party thereto or, to the Acquired Companies’ Knowledge, the other party or parties thereto, except to the extent it has previously expired in accordance with its terms;

(ii)      the Acquired Companies have and, to the Acquired Companies’ Knowledge, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract;

(iii)     The Acquired Companies are not, nor to the Acquired Companies’ Knowledge, is any other party to the Contract in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any of the Acquired Companies or, to the Acquired Companies’ Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Units or any of the properties or assets of the Acquired Companies under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor have any of the Acquired Companies given or received notice or other communication alleging the same; and

(iv)      the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Acquired Companies have no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c)      To the Acquired Companies’ Knowledge, no manager, director, agent, Employee or consultant or other independent contractor of any of the Acquired Companies is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Acquired Companies, (ii) his or her ability to assign to the Acquired Companies rights to any invention, improvement, discovery or information relating to the business of any of the Acquired Companies or (iii) the ability of any of the Acquired Companies to conduct its business as currently conducted or as proposed to be conducted.

2.16    Tax Matters.

(a)      All Tax Returns required to be filed by or on behalf of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Laws. All Taxes have been paid when due, whether or not such amounts have been reported as due on an applicable Company Return. The Acquired Companies have made available to Purchaser accurate and complete copies of all Company Returns filed which have been requested by Purchaser. Part 2.16(a) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions (whether foreign or domestic) in which any of the Acquired Companies files Tax Returns. No claim has ever been made by a taxing authority in a jurisdiction (including, but not limited to, any foreign jurisdiction) where the Acquired Companies do not file Tax Returns that they are or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b)      The Company Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Acquired Companies will establish reserves adequate for the payment of all unpaid Taxes through the Closing Date, and the Acquired Companies will disclose the dollar amount of such reserves to Purchaser on or prior to the Closing Date. No Taxes have been incurred since the date of the Balance Sheet other than in the ordinary course of business. All estimated Taxes through the date of the Balance Sheet have been paid in full.

(c)      Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, no Company Return has ever been examined or audited by any Governmental Body. The Acquired Companies have made available to Purchaser accurate and complete copies of all audit reports and similar documents (to which the Acquired Companies have access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Acquired Companies or any other Person), and no such extension or waiver has been requested from the Acquired Companies.

(d)      No claim or Legal Proceeding is pending or has been threatened against or with respect to any of the Acquired Companies in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Companies with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable.

(e)      Except as set forth in Part 2.16(e) of the Company Disclosure Schedule, none of the Acquired Companies has, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return. None of the Acquired Companies is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Companies is liable for the Taxes of any taxpayer under Treasury Laws Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which any of the Acquired Companies has been a party have been terminated.

(f)      The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)      change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)       “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)      intercompany transactions or any excess loss account described in the Treasury Laws under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)      installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)       prepaid amount received on or prior to the Closing Date.

(g)      The Acquired Companies have withheld all amounts of Taxes required to be withheld from their Employees, agents, contractors, nonresidents, creditors, equity owners and third parties (“Withholding Payee”) and remitted such amounts to the proper authorities; and filed all federal, state, local and foreign returns and reports with respect to employee Withholding Payee income Tax withholding, and social security and unemployment Taxes or other payroll Tax withholding, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, domestic or foreign.

(h)      The Acquired Companies have not made any distributions of stock of any “controlled corporation” as that term is defined in Section 355(a)(1) of the Code, the Acquired Companies have no Liability for Taxes as a result of any such distribution, and the Contemplated Transactions shall not result in any such Taxes.

(i)       The Acquired Companies do not have any permanent establishments in any foreign country.

(j)       No Acquired Company has ever been (i) a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code, or (ii) a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(k)      The Acquired Companies are not and have never been parties to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Laws or any reportable transaction within the meaning of Section 6011, Section 6111 and Section 6112 of the Code and the Treasury Laws thereunder.

(l)       The Company has not filed an election to be treated as an association taxable as a corporation pursuant to Section 301.7701-3(c) of the Treasury Laws.

2.17    Employee and Labor Matters.

(a)      Part 2.17(a) of the Company Disclosure Schedule identifies each Employee Plan. No Employee Plan benefits individuals who reside outside of the United States or is subject to laws other than the laws of the United States. None of the Acquired Companies or any of their ERISA Affiliates maintain, sponsor, administer, contribute to, have any obligation to contribute to or have any potential Liability to, and have not at any time in the past maintained, sponsored, administered or contributed to (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not excluded from coverage under ERISA) for the benefit of Employees or former Employees subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; (ii) any “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA; (iii) a voluntary employees’ benefit association (VEBA) within the meaning of Section 501(c)(9) of the Code; or (iv) a multiple employer welfare arrangement (MEWA) within the meaning of Section 3(40)(A) of ERISA.

(b)      All contributions and premium payments for any period ending on or before the Closing Date that are an obligation of any of the Acquired Companies or with respect to which any of the Acquired Companies has any obligation and not yet due have either been made to such Employee Plan, or have been accrued on the Company Financial Statements.

(c)      With respect to each Employee Plan, the Acquired Companies have delivered to Purchaser: (i) an accurate and complete copy of all documents setting forth the terms of each such Employee Plan (including the plan document and all amendments thereto); (ii) an accurate and complete copy of the annual report and all attachments (e.g., financial statements), if required under ERISA or the Code, with respect to such Employee Plan for the last three years and all actuarial reports and valuations for the past three years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Employee Plan, and all material written employee communications relating to such Employee Plan; (iv) if such Employee Plan is funded through a trust or any third-party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) accurate and complete copies of all nondiscrimination and coverage tests for the most recent three full plan years; (vii) accurate and complete copies of all minutes of all meetings of plan fiduciaries or administrative committees or similar bodies; (viii) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code); (ix) accurate and complete copies of all correspondence to or from any Governmental Body relating to any Employee Plan; and (x) such other documentation with respect to any Employee Plan (whether current or not) as is reasonably requested by Purchaser.

(d)      None of the Acquired Companies has ever had any ERISA Affiliates. The Acquired Companies have never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability).

(e)      No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such

Employee’s termination of service (other than (i) benefit coverage mandated by applicable Laws, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees’ beneficiaries)). With respect to each Welfare Plan, all claims incurred by the Acquired Companies are (A) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (B) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the Liability for claims, or (C) reflected as a Liability or accrued for on the Company Financial Statements.

(f)       Each of the Employee Plans is and at all times has been established, operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. The Acquired Companies have performed and complied in all respects with all of their obligations under and with respect to the Employee Plans. No fiduciary of any Employee Plan has committed a breach of fiduciary duty that would subject any of the Acquired Companies or Purchaser to any Liability. No individual classified as an independent contractor has ever been permitted to participate in any Employee Plan with respect to the period of time so classified.

(g)      Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or has submitted a request for such a letter within the applicable remedial amendment period, or is a prototype plan or a volume submitter plan which relies on an opinion or advisory letter from the Internal Revenue Service for the Employee Plan. No fact or circumstance exists that could adversely affect the tax-favored status of any Employee Plan that is intended to be tax-exempt or provide nontaxable benefits. The Acquired Companies have never incurred, and no fact exists that reasonably could be expected to result in, any Liability to the Acquired Companies with respect to any Employee Plan, including any Liability, Tax, penalty or fee under any applicable Laws (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice) or third-party Contracts.

(h)      Except as required to maintain the tax-qualified status of any Employee Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Plan and neither the Acquired Companies nor any such Employee Plan will be subject to any surrender fees or service fees on termination except for reasonable administrative fees associated with the termination of such Employee Plan. No event has occurred or condition or circumstance exists that could result in a material increase in the benefits under or the expenses of maintaining any Employee Plan from the level of benefits or expense incurred for the most recent fiscal year. No event or circumstance has occurred or exists, or is likely to exist that would result in the imposition of a lien or excise tax with respect to any Employee Plan.

(i)      Any Employee Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A fully complies with Code Section 409A with respect to its form and is and has been operated in compliance with Code Section 409A.

(j)       None of the Acquired Companies has made any written or verbal commitments to any officer, Employee, consultant or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the Contemplated Transactions. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the Contemplated Transactions will result (either alone or in combination with any other event) in (i) any Liability to the Acquired Companies or Purchaser or any payment of, or increase in, remuneration or benefits, to any Employee, officer, manager, director, partner, member or consultant of any of the Acquired Companies, (ii) any cancellation of indebtedness owed to any of the Acquired Companies by any Employee, officer, manager, director, partner, member or consultant of any of the Acquired Companies, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, manager, director, partner, member or consultant of any of the Acquired Companies or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)      None of the Acquired Companies has any unfunded Liability under any Employee Plan.

(l)       None of the Acquired Companies has announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Employee Plan or (ii) adopt, amend or terminate any Employee Plan, other than any amendment required by applicable Laws.

(m)     There is no pending or, to the Knowledge of the Acquired Companies, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Employee Plan (other than a routine claim for benefits in accordance with such Employee Plan’s claims procedures and that have not resulted in any litigation) or the fiduciaries or administrators of any Employee Plan or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Employee Plan or any Employee Plan fiduciary or administrator and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding.

(n)      Part 2.17(n) of the Company Disclosure Schedule sets forth an accurate and complete list of: (i) the names, citizenship status (whether such Employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such Employee is working for the Acquired Companies and the dates of issuance and expiration of such visa or other similar permit, titles, annual base salary, commission, and any other cash compensation or bonus opportunity of all Employees as of the date of this Agreement, including their principal location; and (ii) the wage rates for non-salaried Employees as of the date of this Agreement (by classification). The services of each such Employee with the Acquired Companies are terminable at the will of the Acquired Companies without notice or Liability (other than for accrued, but unpaid wages) or approval from any third party.

(o)      Part 2.17(o) of the Company Disclosure Schedule accurately identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Companies or otherwise) relating to such former Employee’s employment with the Acquired Companies, and Part 2.17(o) of the Company Disclosure Schedule accurately describes such benefits.

(p)      The Acquired Companies have complied with all applicable Laws relating to employment, employment practices, wages, hours, immigration control, employee safety, bonuses and terms and conditions of employment, including, but not limited to, Laws relating to job applicants and Laws relating to employee background checks. No Legal Proceeding that arises out of the current, former or potential employment relationship between any of the Acquired Companies and any of their current, former or potential employees has been filed or is pending or, to the Knowledge of the Acquired Companies, threatened against any of the Acquired Companies. The Acquired Companies have not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar law requiring advance notice of a mass layoff or plant closing or other similar event requiring advance notice to any Employee, Employee representative or Governmental Body (collectively, the “WARN Act”). None of the Acquired Companies has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) or similar event during the 180 days preceding the date of this Agreement that, when aggregated with enough similar other events, would result in any obligation on behalf of any of the Acquired Companies or Purchaser under the WARN Act.

(q)      The Acquired Companies have maintained and currently maintain adequate insurance as required by applicable Laws with respect to workers’ compensation claims and unemployment benefits claims. The Acquired Companies are not liable for any payment to, or with respect to, any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for their employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(r)      None of the Acquired Companies is a party to or bound by, and none of the Acquired Companies has ever been a party to or been bound by, any union contract, collective bargaining agreement or similar Contract with any labor union or labor organization. No representation election petition or application for certification has been filed by Employees or is pending with the National Labor Relations Board or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group or other similar activity or dispute involving Employees has occurred, is in progress or, to the Knowledge of the Acquired Companies, is threatened. In the last five years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquired Companies or any Employees and no event has occurred and no circumstance exists that is reasonably likely to directly or indirectly give rise to or provide a basis for the commencement of any slowdown, work stoppage, labor dispute or union organization activity or any similar activity or dispute.

The Acquired Companies have never engaged in any unfair labor practice and there is no pending or, to the Knowledge of the Acquired Companies, threatened labor board proceeding of any kind.

(s)      The Acquired Companies have made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former Employees.

(t)      To the Knowledge of the Acquired Companies:

(i)       no Employee has given notice to terminate his or her employment with any of the Acquired Companies;

(ii)      to the Knowledge of the Acquired Companies with no investigation, no Employee has received an offer to join a business that may be competitive with the Acquired Companies’ business; and

(iii)     no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on (A) the performance by such Employee of any of his or her duties or responsibilities as an Employee or (B) the Acquired Companies’ business or operations.

(u)      As of the Closing, any bonus owed to any Employee pursuant to any bonus arrangement, and any Taxes related thereto, shall have been paid without Liability or obligation to the Acquired Companies, Purchaser or any of its Affiliates after the Closing.

(v)      No Employee has notified the Acquired Companies of any: (i) obligations of confidentiality of such Employee to any other Person(s) that conflict or might conflict with such Employee’s work for, or such Employee’s obligations to, the Acquired Companies; (ii) Proprietary Rights of any other Person(s) that conflict or might conflict with such Employee’s work for, or such Employee’s obligations to, the Acquired Companies; or (iii) claims of such Employee to any Proprietary Rights that conflict or might conflict with such Employee’s work for, or such Employee’s obligations to, the Acquired Companies.

2.18    Real Property.

(a)      Part 2.18(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete legal description of the Owned Real Property, including the correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which any of the Acquired Companies has an ownership interest.

(i)      With respect to each Owned Real Property: (A) the Acquired Companies have good and marketable indefeasible fee simple title to such Owned Real Property, and on the Closing Date such Owned Real Property will be free and clear of all Encumbrances, except Permitted Encumbrances; (B) except as set forth in Part 2.18(a) of the Company Disclosure Schedule, the Acquired Companies have not leased or otherwise granted to any

Person the right to use or occupy such Owned Real Property or any portion thereon; (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (D) the Acquired Companies are not parties to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Acquired Companies’ business; and (E) the use of the Owned Real Property for the various purposes for which it is being used is permitted as of right under all applicable planning, building and zoning laws and is not subject to “permitted nonconforming” use or structure classifications.

(b)      The Acquired Companies have delivered to Purchaser a true and complete copy of each Owned Real Property Lease.

(i)      Part 2.18(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, with respect to each Owned Real Property Lease: (A) the identity of the lessor, lessee and current occupant (if different from lessee) pursuant to each Owned Real Property Lease; (B) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each Owned Real Property Lease; (C) the current use of each such parcel of Owned Real Property; and (D) the amount of any security deposit held by the Acquired Companies with respect to each Owned Real Property Lease.

(ii)      Except as set forth in Part 2.18(b) of the Company Disclosure Schedule, with respect to each Owned Real Property Lease: (A) the Acquired Companies do not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to any Owned Real Property Lease; (B) the other party to such Owned Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, any of the Acquired Companies; (C) the Acquired Companies have not collaterally assigned or granted any other security interest in such Owned Real Property Lease or any interest therein; (D) there are no liens or encumbrances on the estate or interest created by such Owned Real Property Lease; and (E) each of the Owned Real Property Leases is in full force and effect, and neither the Acquired Companies nor the tenant under any Owned Real Property Lease is in default, and there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a default or breach by either the Acquired Companies or the tenant under any Owned Real Property Lease.

(c)      The Acquired Companies do not lease or sublease any Leased Real Property which is used or intended to be used, or otherwise related to, the Acquired Companies’ business.

(d)      The Real Property constitutes all the real property used or intended to be used in, or otherwise related to, the Acquired Companies’ business.

(e)      All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are, and on the Closing Date will be, in good working order, subject to normal wear and tear and obsolescence. Except as expressly set forth in this Agreement, the Improvements will be acquired by Purchaser, directly or indirectly, in “as-is, where-is” condition. Notwithstanding any other provision contained in this Agreement or in any of the Related Agreements, each of the

Seller and the Acquired Companies expressly disclaim any and all representations, warranties, covenants, obligations or liability relating to any condition set forth on Part 2.10(b) of the Company Disclosure Schedule.

(i)      All Improvements on the Real Property constructed by or on behalf of any of the Acquired Companies or constructed by or on behalf of any other Person, were constructed in compliance with all applicable Real Property Laws (as defined herein) and orders (including any building, planning or zoning laws) affecting such Real Property.

(ii)      No Improvements on any Real Property and none of the current uses and conditions thereof violate any Real Property Laws, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, building, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with any Real Property, are required by any Governmental Body having jurisdiction over any Real Property.

(iii)      To the Knowledge of the Acquired Companies, all Improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or lien benefiting such Real Property, and there are no encroachments on any Real Property or any easement, servitude or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

(f)      The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the business thereon does not violate any Real Property Laws.

(i)      The Acquired Companies have not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(ii)      There is no pending or, to the Acquired Companies’ Knowledge, anticipated change in any Real Property Law that will have a material adverse effect on the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Acquired Companies’ business.

(iii)      All existing water, sewer, steam, gas, electricity, HVAC, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Acquired Companies’ business as currently conducted and as currently proposed to be conducted.

(g)      There are no condemnation Legal Proceedings, expropriation Legal Proceedings or eminent domain Legal Proceedings of any kind pending or, to the Knowledge of the Acquired Companies, threatened against the Real Property or any portion thereof or interest therein.

(h)      All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the Contemplated Transactions will not require the issuance of any new or amended certificate of occupancy and there are no facts that would prevent the Real Property from being occupied by the Acquired Companies after the Closing in the same manner as occupied by the Acquired Companies immediately prior to the Closing, as applicable.

(i)      To the Knowledge of the Acquired Companies, there is no existing, pending or threatened (i) widening, change of grade or limitation on use of streets, roads or highways abutting any Real Property, (ii) special Tax or assessment to be levied against any Real Property, or (iii) change in the zoning classification or permitted use of any Real Property.

2.19    Environmental Matters.

(a)      Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, each of the Acquired Companies is in compliance with all applicable Environmental Laws.

(b)      Part 2.19(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Governmental Authorization secured under Environmental Law that is held by the Acquired Companies (or for which any of the Acquired Companies has applied) that relates to the business of, or any of the assets owned or used by, the Acquired Companies, all of which are valid and in full force and effect and, except as set forth in Part 2.19(b) of the Company Disclosure Schedule, will remain so following the Closing. The Governmental Authorizations listed in Part 2.19(b) of the Company Disclosure Schedule collectively constitute all the Governmental Authorizations secured under Environmental Law necessary to permit each Acquired Company to conduct its business, lawfully in the manner in which it currently conducts such business and to permit each Acquired Company to own and use its assets in the manner in which it owns and uses such assets.

(c)      Except as set forth in Part 2.19(c) of the Company Disclosure Schedule, there is not nor has there been any Release of Materials of Environmental Concern at, on, about or under the Real Property, including, to the Knowledge of the Acquired Companies, any such Release that could have impacted any surrounding property, which could give rise to liability under any Environmental Law.

(d)      Except as set forth in Part 2.19(d) of the Company Disclosure Schedule, none of the Acquired Companies has received at any time since January 1, 2005 any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Companies is not in compliance with, or is liable under, any Environmental Law, and, to the Knowledge of the

Acquired Companies, there are no circumstances that may prevent or interfere with the Acquired Companies’ compliance with any Environmental Law after the Closing Date.

(e)      To the Knowledge of the Acquired Companies, no current or prior owner of any Real Property has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Companies is not in compliance with, or has liability under, any Environmental Law.

(f)       Except as set forth in Part 2.19(f) of the Company Disclosure Schedule, none of the Acquired Companies has entered into or agreed to enter into, nor has any present intent to enter into, any Order, and the Acquired Companies are not subject to any Order relating to Releases or Remediation of Materials of Environmental Concern under any applicable Environmental Law.

(g)      Except as set forth in Part 2.19(g) of the Company Disclosure Schedule, none of the Acquired Companies has at any time been subject to any Legal Proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. Except as set forth in Part 2.19(g) of the Company Disclosure Schedule, the Acquired Companies are not subject to any Liabilities, loss, Damages or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Acquired Companies or the Representatives thereof or arising out of the ownership, use, control or operation by the Acquired Companies of any plant, facility, site, area or Real Property (including any plant, facility, site, area or Real Property currently or previously owned or leased by the Acquired Companies) from a Release of any Material of Environmental Concern.

(h)      Part 2.19(h) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to the Real Property (whether conducted by or on behalf of the Acquired Companies or a third party, and whether done at the initiative of the Acquired Companies or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which any Acquired Company or the Seller has possession of or access to. A complete and accurate copy of each such document has been provided to Purchaser.

(i)       Except as set forth in Part 2.19(i) of the Company Disclosure Schedule, no improvement or equipment included in the property or assets of the Acquired Companies contain any underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset or to the Knowledge of the Acquired Companies, any asbestos or polychlorinated biphenyls. The Acquired Companies have not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

2.20    Insurance. Part 2.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Acquired Companies, or under which the Acquired Companies have been the beneficiary of coverage at any time within the past five years. All premiums due and payable under such insurance policies have been paid. The Acquired Companies have no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies. Part 2.20 of the Company Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by any of the Acquired Companies pursuant to any such certificate of insurance, binder or policy since January 1, 2005, and describes the nature and status of the claims. The Acquired Companies have not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Part 2.20 of the Company Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The certificates of insurance, binders and policies listed in Part 2.20 of the Company Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Acquired Companies against insurable Damages to their respective businesses, properties, assets and operations. The Acquired Companies have never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

2.21    Customers and Suppliers.  Part 2.21 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) each customer that accounted for more than $100,000 of revenue of the Acquired Companies during the 12-month period ended December 31, 2009 and the amount of revenues accounted for by each such customer during that period and (b) each supplier that is the sole supplier of any material product, service or other tangible or intangible property or license rights to any of the Acquired Companies. There exists no actual, and the Acquired Companies have no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of any of the Acquired Companies with any customer, supplier, group of customers or group of suppliers listed in Part 2.21 of the Company Disclosure Schedule. No customer of the Acquired Companies has any right to any credit or refund for products sold or services rendered or to be rendered by the Acquired Companies pursuant to any Contract with or practice of any of the Acquired Companies other than pursuant to the normal course return policies of the Acquired Companies.

2.22    Product Warranty.  Part 2.22 of the Company Disclosure Schedule lists all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Acquired Companies in connection with any licenses, goods or services sold by the Acquired Companies. No product manufactured, sold, leased or delivered by the Acquired Companies is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in Part 2.22 of the Company Disclosure Schedule. Each product manufactured, sold, licensed, leased or delivered by the Acquired Companies at all times has been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, and the Acquired Companies have no Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Legal Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim

Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Acquired Companies.

2.23    Relationships with Affiliates.  Except as set forth in Part 2.23 of the Company Disclosure Schedule, no manager, director, officer or, to the Acquired Companies’ Knowledge, any Affiliate of any of the Acquired Companies has, or since January 1, 2005 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Acquired Companies’ business. Except as set forth in Part 2.23 of the Company Disclosure Schedule, no manager, director or officer or, to the Acquired Companies’ Knowledge, any Affiliate of any of the Acquired Companies owns, or since January 1, 2005 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Acquired Companies or (b) engaged in competition with the Acquired Companies with respect to any line of the products or services of the Acquired Companies in any market presently served by the Acquired Companies, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 2.23 of the Company Disclosure Schedule, no equity owner, manager, director, officer or other Affiliate of any of the Acquired Companies is a party to any Contract with, or has any claim or right against, the Acquired Companies or the Acquired Limited Partnership Assets.

2.24    Agri-Energy L.P. and Seller Actions.

(a)      The general partner of Agri-Energy, L.P. has duly approved this Agreement, the Related Agreements and the Contemplated Transactions. No vote of the limited partners of Agri-Energy L.P. is required to approve this Agreement, the Related Agreements or the Contemplated Transactions.

(b)      As of the date hereof, this Agreement, the Related Agreements and the Contemplated Transactions have been duly approved by the affirmative vote of such members of the Seller as required by the MCL, the MBCA, other applicable Laws and the organizational documents of the Seller.

2.25    Manufacturing and Marketing Rights.  The Acquired Companies have not granted rights to manufacture, produce, assemble, license, market or sell their products or services to any other Person and are not bound by any agreement that affects the Acquired Companies’ exclusive right to develop, manufacture, assemble, distribute, market or sell their products and services.

2.26    Anti-Takeover Law.  The board of directors or managers or the general partner, as applicable, of each Acquired Company and the Acquired Companies have taken all action necessary or required to render inapplicable to this Agreement, the Related Agreements and the Contemplated Transactions (a) any state takeover law that may purport to be applicable to this Agreement, the Related Agreements and the Contemplated Transactions, (b) any takeover provision in the Constituent Documents and (c) any takeover provision in any Contract to which any of the Acquired Companies is a party or by which it or its properties may be bound.

2.27    Finder’s Fee.  Except as set forth in Part 2.27 of the Company Disclosure Schedule, no broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Acquired Companies or the Seller.

2.28    Disclosure.  Neither this Agreement, the Related Agreements, the Company Disclosure Schedule nor any other agreement, document, certificate, schedule or instrument delivered or executed in connection herewith or therewith: (a) contains any representation or warranty by the Acquired Companies or the Seller or information regarding the Acquired Companies or the Seller that is false or misleading with respect to any material fact; or (b) omits to state any material fact necessary in order to make the representations, warranties and information regarding the Acquired Companies or the Seller contained herein and therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading. The Acquired Companies do not have Knowledge of any fact that has specific application to any of the Acquired Companies (other than general economic or industry conditions) and that could have a Material Adverse Effect on any of the Acquired Companies that has not been set forth in this Agreement or the Company Disclosure Schedule.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Acquired Companies and the Seller as follows:

3.1    Corporate Existence and Power.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Purchaser’s business, financial condition or results of operations.

3.2    Authority; Binding Nature of Agreement.  Purchaser has the limited liability company right, power and authority to perform its obligations under this Agreement and the Related Agreements; and the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements have been duly authorized by all necessary limited liability company action, including all necessary action on the part of Purchaser and its board of managers. No vote of holders of the membership interests of Purchaser is needed to adopt this Agreement or approve the Contemplated Transactions. This Agreement and the Related Agreements have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

3.3     Non-Contravention; Consents. The execution and delivery by Purchaser of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions by Purchaser (a) are not prohibited by, and will not violate or conflict with, any provision of the formation documents of Purchaser, and (b) are not prohibited by, and will not violate any Laws applicable to Purchaser. No filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or the Related Agreements by Purchaser, or (ii) the consummation of the Contemplated Transactions.

3.4     Finder’s Fee. No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser for which the Seller or the Acquired Companies will have any liability.

3.5     Financial Ability. Purchaser will have at Closing all funds or financing in place necessary to pay and deliver to the Seller and Agri-Energy L.P. all of the consideration due pursuant to this Agreement on the Closing Date.

3.6     Due Diligence. Purchaser has been granted access to the Real Property and the Improvements for purposes of conducting a due diligence investigation and inspection of such Real Property and the Improvements. Except as expressly set forth in this Agreement, the Related Agreements, the Company Disclosure Schedule or any certificate or instrument delivered pursuant to this Agreement or the Related Agreements, neither the Acquired Companies nor the Seller makes any representation or warranty of any kind, express or implied, regarding the Acquired Companies or the Acquired Limited Partnership Assets.

ARTICLE 4.

CERTAIN COVENANTS OF THE ACQUIRED COMPANIES

4.1     Access and Investigation. During the period from the date of this Agreement through the earlier of the Closing Date or the Termination Date (the “Pre-Closing Period”), each of the Acquired Companies will, and will cause each of their respective Representatives to (a) afford Purchaser and its Representatives full access during normal business hours to all of its properties (including access for conducting Phase I and II environmental site assessments and assessing the Acquired Companies’ compliance with Environmental Laws), books, Contracts, personnel and records as Purchaser may reasonably request, (b) furnish promptly to Purchaser and its Representatives all other information concerning its business, properties, assets and personnel as Purchaser may reasonably request and (c) cooperate fully with Purchaser and Deloitte & Touche LLP in the preparation of audited financial statements of the Acquired Companies for the periods ended December 31, 2009, 2008 and 2007.

4.2     Operation of the Acquired Companies’ Business.

(a)      During the Pre-Closing Period (except with the prior written consent of Purchaser) each of the Acquired Companies shall:

(i)      conduct its business and operations in the ordinary course of business consistent with past practice and comply with all applicable Laws and all Material

Contracts (which for the purpose of this Section 4.2 shall include any Contract that would be a Material Contract if existing on the date of this Agreement);

(ii)      use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Acquired Companies; provided, however, that the Seller may make arrangements to terminate the Corn Delivery Agreements at Closing;

(iii)     maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof; and

(iv)     keep in full force all insurance policies referred to in Section 2.20;

(b)      During the Pre-Closing Period (except with the prior written consent of Purchaser), none of the Acquired Companies shall:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity securities or similar interests or repurchase, redeem or otherwise reacquire any equity securities or similar interests;

(ii)      issue, deliver, sell, pledge or otherwise encumber any equity securities or similar interests or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such equity securities or similar interests that are linked in any way to the price of the Company Units, the value of any of the Acquired Companies or any part thereof;

(iii)     split, combine or reclassify any class of equity securities, membership units or partnership interests;

(iv)     amend or propose to amend its organizational documents or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(v)      acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Entity or division thereof;

(vi)     acquire any material assets or a license therefor other than in the ordinary course of business consistent with past practices or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $25,000 during any fiscal quarter;

(vii)      enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

(viii)     with respect to the Owned Real Property, demolish or remove any of the existing improvements;

(ix)       change in any material respect its existing policies or practices with respect to (a) inventory management, (b) the collection of accounts receivable or (c) the payment of accounts payable;

(x)        sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

(xi)       repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xii)      make any loans, advances or capital contributions to, or investments in, any other Person, other than the Acquired Companies and except for customary travel advances to employees;

(xiii)     (A) pay, discharge, settle or satisfy any material claims or Liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the date of this Agreement of claims, Liabilities or obligations reflected or reserved against in the Interim Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices, (B) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practices or (C) commence any Legal Proceeding;

(xiv)     enter into any Material Contract (A) except in the ordinary course of business consistent with past practices, (B) if consummation of the Contemplated Transactions or compliance by the Acquired Companies with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of any Acquired Company, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract; or (C) containing any restriction on the ability of any Acquired Company to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Purchaser and its Affiliates in connection with or following the consummation of the Contemplated Transactions;

(xv)    change or terminate any Contract to which any Acquired Company is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to any of the Acquired Companies;

(xvi)   recognize any labor union or enter into any collective bargaining agreement or other labor union contract;

(xvii)  dismiss any Employee, hire any new employee or independent contractor (except for employees or independent contractors having annual compensation less than $50,000 who are retained pursuant to offer letters that provide for “at will employment” with no severance benefits) or enter into or renew any employment or independent contractor agreement, or become obligated to take any of the foregoing actions;

(xviii) establish, adopt or amend any Employee Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase in any manner the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation, benefits, or remuneration payable to, any of its managers, directors, officers, independent contractors or Employees, or become obligated to take any of the foregoing actions;

(xix)   except as required to comply with applicable Laws or any Contract or Employee Plan in effect on the date hereof, (A) pay to any equity owner, Employee, officer, manager, director or independent contractor any benefit not provided for under any Contract or Employee Plan in effect on the date hereof, (B) grant any awards under any Employee Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Plan or (E) make any material determination under any Employee Plan that is inconsistent with the ordinary course of business; make or rescind any Tax election, settle or compromise any Tax Liability or amend any Tax Return;

(xx)    except as required by GAAP or applicable Laws, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xxi)   change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, in any material respect;

(xxii)  take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of the Acquired Companies set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect; or

(xxiii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

4.3      No Negotiation.

(a)      None of the Acquired Companies nor the Seller nor any of their respective Representatives shall directly or indirectly, (i) solicit, initiate, or knowingly encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (ii) furnish any information regarding the Acquired Companies to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction. Without limiting the generality of the foregoing, the Acquired Companies and the Seller acknowledge and agree that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Acquired Companies or the Seller, whether or not such Representative is purporting to act on behalf of the Acquired Companies or the Seller, shall be deemed to constitute a breach of this Section 4.3 by the Acquired Companies and the Seller.

(b)      The Company shall promptly advise Purchaser in writing of any inquiry or proposal or offer received by the Acquired Companies, the Seller or any of their respective Representatives related to an Acquisition Transaction or any request for non-public information relating to the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period in connection with an Acquisition Proposal. The Company shall promptly notify Purchaser in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.

(c)      The Acquired Companies and the Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Acquired Companies or the Seller.

4.4      Closing Consideration Certificate.  The Company and CORN-er Stone Management will prepare and deliver to Purchaser, not later than three Business Days prior to the Closing Date, a draft of the Closing Consideration Certificate.

4.5      Title Insurance and Survey.  The Seller and the Acquired Companies shall use their reasonable best efforts to assist Purchaser in obtaining the Title Commitment,

Title Policy and Survey in form and substance as set forth in Section 6.10, within the time periods set forth therein, including, without limitation, removing from title any Encumbrances which are not Permitted Encumbrances. The Seller shall provide the Title Company with any affidavit, indemnity or other assurances requested by the Title Company to issue the Title Policy, including a non-imputation affidavit in form and substance reasonably acceptable to the Title Company.

4.6      Release of Claims Against Company.  Effective as of the Closing, each of the Seller, Agri-Energy L.P. and CORN-er Stone Management hereby releases and forever discharges the Company and its officers, managers, directors, governors, members and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events prior to the Closing. Nothing herein shall deprive the Seller, Agri-Energy L.P. or CORN-er Stone Management of the right to pursue any remedy or otherwise to assert any claim arising out of this Agreement or the Contemplated Transactions.

4.7      Transfer of Cash from Seller to the Company.  Immediately prior to the Closing, the Seller shall cause to be transferred to the Company all cash held by the Seller other than any cash received in connection with any Excluded Assets.

ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1      Reasonable Efforts; Cooperation.  Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to (a) cause the conditions set forth in Article 7, in the case of the Acquired Companies and the Seller, and in Article 6, in the case of Purchaser, to be satisfied as soon as practicable prior to the Termination Date, and (b) take, or cause to be taken, all actions reasonably necessary to consummate the Contemplated Transactions and make effective the Contemplated Transactions as soon as practicable prior to the Termination Date, including the following:

(a)      Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the Contemplated Transactions (except that no party shall have any obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Acquired Companies or the Contemplated Transactions). The Acquired Companies shall furnish to Purchaser all information required for any application or other filing to be made by the Acquired Companies or Purchaser pursuant to any applicable Laws in connection with the Contemplated Transactions;

(b)      Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the Contemplated Transactions;

(c)      In the event any Legal Proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the Contemplated Transactions or seeks Damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the Contemplated Transactions; and

(d)      The Acquired Companies shall give all notices to third parties and use its best efforts (in consultation with Purchaser) to obtain all third-party Consents (i) necessary, proper or advisable to consummate the Contemplated Transactions, (ii) required to be given or obtained or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date, including but not limited to the notices and Consents identified on Parts 2.6(c) and 2.6(d) of the Company Disclosure Schedule).

5.2      Notification.

(a)      Each of the parties will give prompt notice to the other parties of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement or the Related Agreements to be untrue or inaccurate, in each case at any time during the Pre-Closing Period and (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement or the Related Agreements. No notification pursuant to this Section 5.2(a) will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice.

(b)      Prior to the Closing, Agri-Energy L.P. will notify Parent of any changes to Part 1.2 of the Company Disclosure Schedule to reflect the Acquired Limited Partnership Assets as of the Closing Date.

5.3      Confidentiality.

(a)      Each party agrees not to issue any press release or make any other public announcement relating to this Agreement or the Related Agreements without the prior written approval of the other parties, except that each of Purchaser and its Affiliates may, without the prior consent of the Acquired Companies or the Seller, make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards.

(b)      Each party agrees to continue to abide by that certain Mutual Nondisclosure Agreement dated May 1, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the

Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.

5.4      Employment Matters.

(a)      Prior to the Closing, Purchaser, on behalf of the Company, shall make written offers of full-time “at-will” employment to all current employees of CORN-er Stone Management; provided, however, that such offers shall provide that employment with the Company will be conditioned upon: (i) the Closing having occurred; (ii) the individual remaining employed in good standing with CORN-er Stone Management through the Closing; and (iii) satisfactory completion of standard employment screening consistent with Purchaser’s normal course of business (e.g., Form I-9s, background checks, etc). The current employees of CORN-er Stone Management who accept such offers of employment are referred to as the “New Purchaser Employees”. Effective as of the Closing Date, CORN-er Stone Management shall terminate the employment of each New Purchaser Employee and shall pay each New Purchaser Employee the value of any vacation time accrued while employed with CORN-er Stone Management but unused as of the Closing Date.

(b)      Neither Purchaser nor any of its Affiliates shall be liable or otherwise responsible for any accrued or unaccrued liability (including any liability for accrued vacation and any underfunding, penalties, excise taxes or otherwise) or other obligation, either existing currently or accrued or discovered in the future, with respect to any Employee Plan.

5.5      Tax Matters.  Purchaser shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns reflecting income from the Acquired Limited Partnership Assets after the Closing Date. If, in order to properly prepare the Tax Returns of any party to this Agreement, it is necessary that a party be furnished with additional information, documents or records, both the Seller and Purchaser agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense.

5.6      […***…]

5.7      Bulk Sales Laws. Each of Purchaser and the Seller hereby waives compliance by the other with the so-called “bulk sales law” and any similar Laws in any applicable jurisdiction in respect of the Contemplated Transactions.

*Confidential Treatment Requested

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to effect the Purchase and otherwise consummate the Contemplated Transactions are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

6.1      Accuracy of Representations.  The representations and warranties of the Acquired Companies and the Seller contained in Section 2.4 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for de minimis inaccuracies. All other representations and warranties of the Acquired Companies and the Seller contained in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, as of such specified date or dates).

6.2      Performance of Covenants.  All of the covenants and obligations that the Acquired Companies and the Seller are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3      Seller Approval.  This Agreement shall have been duly approved by the members of the Seller as required by applicable Laws, the applicable Constituent Documents and the Seller’s organizational documents.

6.4      Consents.  All notices required to have been delivered in connection with the Contemplated Transactions to any Person or Governmental Body shall have been delivered in accordance with all requirements of any applicable Contract or Law, and all Consents required to be obtained in connection with the Contemplated Transactions from any Person or Governmental Body shall have been obtained and shall be in full force and effect, including but not limited to the notices and Consents identified on Parts 2.6(c) and 2.6(d) of the Company Disclosure Schedule.

6.5      Agreements and Documents.  Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)      an assignment of the Company Units executed by the Seller and a copy of the membership ledger evidencing the assignment of the Company Units in favor of Purchaser;

(b)      an Escrow Agreement in the form of Exhibit C, executed by the Seller and the Escrow Agent;

(c)      a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the “Company Compliance Certificate”);

(d)      the Closing Consideration Certificate;

(e)      a payoff letter, in form and substance reasonably satisfactory to Purchaser, from Heartland to Purchaser, the Seller and the Acquired Companies setting forth the amount necessary to repay in full all of the obligations of Seller and the Acquired Companies owing to Heartland and including a release of all of the Encumbrances existing in favor of Heartland in and to the assets of the Seller and the Acquired Companies (the “Heartland Payoff Letter”), together with termination statements and other documentation evidencing the termination by Heartland of its Encumbrances in and to the properties and assets of the Seller and the Acquired Companies.

(f)      a legal opinion of Cutler & Donahoe, LLP, in substantially the form attached hereto as Exhibit D;

(g)      FIRPTA documentation, including FIRPTA Notification Letters, in substantially the form attached hereto as Exhibit E-1 and Exhibit E-2, dated as of the Closing Date and executed by the Seller and Agri-Energy L.P., respectively;

(h)      the bills of sale and other documents referenced in Section 1.6(b);

(i)      evidence that the Second Member Control Agreement of the Company dated August 19, 2003 shall have been terminated with no liability to the Company;

(j)      evidence that all Contracts between the Company and any other Acquired Company or the Seller shall have been terminated with no liability or obligation to the Company;

(k)      an Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit F;

(l)      Written Action of the Board of Governors of the Company authorizing this Agreement, the Related Agreements and the Contemplated Transactions;

(m)     Written Action of Seller as sole member of the Company authorizing this Agreement, the Related Agreements and the Contemplated Transactions;

(n)      documentation necessary, in Purchaser’s sole discretion, to confirm that the Seller owns 100% of the equity interests of the Company; and

(o)      such other documents, instruments and certificates as Purchaser may reasonably request no later than five Business Days prior to the Closing for the purpose of consummating the Contemplated Transactions.

6.6      Financial Statements.  Deloitte & Touche LLP shall have completed its audit of the financial statements of the Acquired Companies for the fiscal years ended December 31, 2009, 2008 and 2007.

6.7      No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been threatened or issued by any Governmental Body and remain in effect, and there shall not be any Law enacted or deemed applicable to the Contemplated Transactions that makes consummation of the Contemplated Transactions illegal or unduly burdensome to Purchaser.

6.8      No Litigation.  There shall not be pending or threatened any Legal Proceeding, and neither Purchaser nor the Acquired Companies shall have received any communication from any Person in which such Person indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (b) relating to the Contemplated Transactions and seeking to obtain from Purchaser or any of its Subsidiaries, or the Acquired Companies, any Damages or other relief that may be material to Purchaser; (c) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the equity interests of the Acquired Companies; (d) which would materially and adversely affect the right of Purchaser or the Acquired Companies or any Subsidiary of Purchaser to own the assets or operate the business of the Acquired Companies; or (e) which could reasonably be expected to have a Material Adverse Effect on Purchaser or the Acquired Companies.

6.9      Absence of Changes.  There shall not have occurred any change or event that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

6.10    Real Property Matters.

(a)      Purchaser shall have obtained no later than 10 days prior to the Closing, a commitment for an ALTA Owner’s Title Insurance Policy 2006 Form (or other form of policy acceptable to Purchaser) for the Owned Real Property, issued by a title insurance company satisfactory to Purchaser (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitment”). At Closing, Purchaser shall have obtained a title insurance policy from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitment) in accordance with the Title Commitment, insuring the Company’s fee simple title to the Owned Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from the Company through the date of recording, subject only to Permitted Encumbrances, in such amount as Purchaser and the Company reasonably determine to be the value of the Real Property insured thereunder (the “Title Policy”). The Title Policy shall include an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning (with parking and loading docks), non-imputation, and all other endorsements reasonably requested by Purchaser, in form and substance reasonably satisfactory to Purchaser and the Title Company. The […***…] Seller shall provide to

*Confidential Treatment Requested

Purchaser and the Title Company, a non-imputation affidavit, in form and substance reasonably acceptable to the Title Company.

(b)      Purchaser shall have obtained no later than 10 days prior to the Closing, a survey for the Owned Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Purchaser, and conforming to 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15, 16, 17, 18 and 19 and such other standards as the Title Company and Purchaser require as a condition to the removal of any survey exceptions from the Title Policy, and certified to Purchaser, Purchaser’s lender, if any, the Company, and the Title Company, in a form satisfactory to each of such parties (the “Survey”). The Survey shall not disclose any encroachment from or onto the Owned Real Property or any portion thereof or any other survey defect which has not been cured or, provided the Title Company will issue a further assurance endorsement with respect to such defect, insured over to Purchaser’s satisfaction prior to the Closing.
[…***…]

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED COMPANIES AND THE SELLER

The obligations of the Acquired Companies and the Seller to effect the Purchase and otherwise consummate the Contemplated Transactions are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

7.1      Accuracy of Representations.  The representations and warranties of Purchaser set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).

7.2      Performance of Covenants.  All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3      Documents.  The Company shall have received the following documents:

(a)      the Assumption Agreement, executed by Purchaser;

(b)      an Escrow Agreement in the form of Exhibit C, executed by Purchaser and the Escrow Agent; and

(c)      a certificate, dated as of the Closing Date, signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser

*Confidential Treatment Requested

representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.4      No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been threatened or issued by any Governmental Body and remain in effect, and there shall not be any Law enacted or deemed applicable to the Contemplated Transactions that makes consummation of the Contemplated Transactions illegal.

7.5      No Governmental Litigation.  There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Purchaser nor the Acquired Companies shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

7.6      Consents.  All Consents set forth in Part 7.6 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect, except for any Consent the receipt of which has been waived by Purchaser as a condition to its obligation to consummate the Purchase. No waiver by Purchaser pursuant to this Section 7.6 shall limit or otherwise affect any other rights or remedies available to Purchaser.

7.7      Heartland.  At or prior to the Closing, Heartland shall have released (a) each of the Seller, Agri-Energy L.P. and CORN-er Stone Management from all liabilities under the Credit Agreement, and (b) all liens granted or created by the Seller, Agri-Energy L.P. and CORN-er Stone Management pursuant to the Credit Agreement.

ARTICLE 8.

TERMINATION

8.1      Termination Events.  This Agreement may be terminated prior to the Closing, whether before or after approval of this Agreement by the Agri-Energy Partners:

(a)      by mutual written consent of Purchaser and the Seller;

(b)      by either Purchaser or the Seller, if there shall be any Law enacted or deemed applicable to the Contemplated Transactions that makes consummation of the Contemplated Transactions illegal, or if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Contemplated Transactions shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order prior to the Termination Date;

(c)      by Purchaser, if there has been a material inaccuracy of any representation or warranty, or a failure to comply with or perform any covenant or agreement contained in this Agreement or the Related Agreements on the part of the Acquired Companies or the Seller which inaccuracy or failure causes any of the conditions set forth in Article 6 to not be satisfied; provided, however, that Purchaser may not terminate this Agreement under this

Section 8.1(c) on account of an inaccuracy in the Acquired Companies’ or the Seller’s representations and warranties, or on account of a failure to comply with or perform a covenant by the Acquired Companies or the Seller, if such inaccuracy or failure is curable by the Acquired Companies or the Seller, unless the Acquired Companies or the Seller fail to cure such inaccuracy or breach within 15 days after receiving written notice from Purchaser of such inaccuracy or failure;

(d)      by the Seller, if there has been a material inaccuracy of any representation or warranty, or a failure to comply with or perform any covenant or agreement contained in this Agreement or the Related Agreements on the part of Purchaser, which inaccuracy or failure causes any of the conditions set forth in Article 7 to not be satisfied; provided, however, that the Seller may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in Purchaser’s representations and warranties, or on account of a failure to comply with or perform a covenant by Purchaser, if such inaccuracy or failure is curable by Purchaser, unless Purchaser fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Seller of such inaccuracy or failure; or

(e)      by Purchaser or the Seller, if the Closing has not taken place on or before November 30, 2010 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenants or obligations set forth in this Agreement).

8.2      Termination Procedures.  If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3      Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement and the Related Agreements shall terminate; provided, however, that: (a) neither the Acquired Companies, the Seller nor Purchaser shall be relieved of any obligation or Liability arising from any prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article 10; (c) the Acquired Companies shall, in all events, remain bound by and continue to be subject to Section 5.3; and (d) no party shall be liable for any consequential or punitive Damages.

ARTICLE 9.

INDEMNIFICATION, ETC.

9.1      Survival of Representations, Etc.

(a)      The representations and warranties of the Acquired Companies and the Seller contained in this Agreement, the Related Agreements, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Article 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at 11:59 p.m. Eastern Time on […***…]; provided, however, that (i) the representations and warranties of the Acquired Companies and the Seller set forth in […***…] (collectively, the “Fundamental Representations”) shall survive until 60 days following the expiration of the applicable statute of limitations; and (ii) if, at any time prior to the expiration of the Escrow Period, any Purchaser Indemnitee delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties of the Acquired Companies or the Seller (and setting forth in reasonable detail the basis for such Purchaser Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. All representations and warranties made by Purchaser shall survive the Closing and shall expire at 11:59 p.m. Eastern Time on the final day of the Escrow Period.

(b)      The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations.

(c)      Notwithstanding anything herein to the contrary, the representations and warranties of the Acquired Companies and the Seller contained in this Agreement shall, for purposes of the indemnifying parties’ obligations pursuant to this Article 9, be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to any exceptions set forth in the Company Compliance Certificate.

9.2      Indemnification by the Seller and Agri-Energy L.P.

(a)      The Seller and Agri-Energy L.P. will indemnify and hold harmless each Purchaser Indemnitee from and against any Damages which are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i)      any inaccuracy in, breach or alleged breach of any representation or warranty of the Acquired Companies or the Seller set forth in this Agreement,

*Confidential Treatment Requested

any Related Agreement, the Company Disclosure Schedule, the Company Compliance Certificate or any other document, certificate, schedule or instrument delivered or executed in connection herewith, in each case, without giving effect to any materiality, “Material Adverse Effect” or any similar qualification contained or incorporated directly or indirectly in such representation or warranty (other than any such representation or warranty set forth in Section 2.18);

(ii)       any breach or alleged breach of any covenant or obligation of the Acquired Companies or the Seller (including the covenants set forth in Articles 4 and 5);

(iii)      the amount of any Company Indebtedness or Company Capital Lease Obligations not deducted from the Company Purchase Price;

(iv)      any Adjustments Deficiency;

(v)       any liability or obligation of Agri-Energy L.P. of any nature whatsoever other than the Assumed Liabilities;

(vi)      any matter disclosed on Part 2.13(a) to the Company Disclosure Schedule; and

(vii)     any Legal Proceeding relating to any matter referred to in clauses (i) through (vii) above (including any Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Article 9).

(b)      After Closing, Purchaser may conduct a Phase II Environmental Site Assessment of the Real Property to investigate potential Releases of Materials of Environmental Concern arising from the October 2009 denatured ethanol release listed in the Minnesota SPILLS Database No. 57572966 and any “recognized environmental condition” identified in the Phase I Environmental Site Assessment dated July 2010 prepared by ENVIRON International Corporation (together, the “Special Environmental Condition”). The Seller and Agri-Energy L.P. acknowledge receipt of said Phase I Environmental Site Assessment. The Seller and Agri-Energy L.P. will indemnify and hold harmless each Purchaser Indemnitee from and against any Damages which are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with, any such investigation and resulting Remediation in accordance with Environmental Law (including, but not limited to, any additional investigation activities beyond the Phase II Environmental Site Assessment performed by Purchaser) of the Special Environmental Condition to secure the appropriate Governmental Body’s determination that “no further action” is necessary with respect to the Special Environmental Condition.

(c)      In the event any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in, breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of any Acquired Company as a Purchaser Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the equity interests of the Acquired Companies, to have incurred Damages as a result of and in connection with such inaccuracy or breach but in either case the total amount that Purchaser and the Acquired Companies may recover shall not exceed the amount of actual Damages.

(d)      Purchaser will indemnify and hold harmless the Seller and Agri-Energy, L.P. from and against any Damages which are directly or indirectly suffered or incurred by Seller or Agri-Energy, L.P. or to which the Seller or Agri-Energy, L.P. may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i)      any inaccuracy in, breach or alleged breach of any representation or warranty of Purchaser set forth in this Agreement, any Related Agreement, or any other document, certificate, schedule or instrument delivered or executed in connection herewith;

(ii)      any breach or alleged breach of any covenant or obligation of Purchaser (including the covenants set forth in Article 5);

(iii)     any amounts by which the Final Working Capital exceeds Estimated Working Capital; and

(iv)     any Legal Proceeding relating to any matter referred to in clauses (i) through (iii) above (including any Legal Proceeding commenced by the Seller or Agri-Energy, L.P. for the purpose of enforcing any of its rights under this Article 9).

9.3     Threshold.  No Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(d)(i) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds […***…] (the “Threshold”) in the aggregate. Furthermore, if the total amount of such Damages exceeds the Threshold, then any Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for only such Damages which exceed the Threshold; provided, however, that Damages directly or indirectly resulting from or arising out of fraud, willful breach or intentional misrepresentation, any amounts due in connection with the purchase and sale of the Working Capital or any failure of the Fundamental Representations to be true and correct shall not be subject to the Threshold.

9.4     No Contribution.  The Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other Liability to which the Seller may become subject, to or in connection with this Agreement or any Related Agreement.

9.5     Defense of Third Party Claims.

(a)      Except as otherwise provided in Section 9.6, in the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against

*Confidential Treatment Requested

the Acquired Companies, against Purchaser or against any other Person) with respect to which any party may be entitled to indemnification or any other remedy pursuant to this Article 9, the party against whom such claim or Legal Proceeding has been asserted or commenced shall promptly give the opposite party and the Escrow Agent written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure to so notify shall not limit any party’s rights to indemnification under this Article 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b)      Within 10 days of delivery of such written notice, the party obligated to indemnify may elect (by written notice delivered to the opposite party) to take all necessary steps to properly contest any Claim involving third parties or to prosecute such Claim to conclusion or, subject to Section 9.5(d), settlement. If the indemnifying party makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the indemnifying party does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the indemnifying party of the progress of any such Claim, will permit the indemnifying party, at the sole cost of the indemnifying party, to participate in such prosecution or defense and will provide the indemnifying party with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. In any case, the party not in control of the Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(c)      Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Indemnity Escrow Fund on the date of the Claim, or relates to any Taxes, Proprietary Rights or other intellectual property issues, or involves any action by any Governmental Body, Purchaser shall have the right, at its election, to proceed with the defense of such Claim on its own, subject to Section 9.5(d).

(d)      Neither party will compromise or settle any such Claim without the written consent of either Purchaser (if the Seller defends the Claim) or the Seller (if a Purchaser Indemnitee defends the Claim). Notwithstanding anything in this Agreement to the contrary, either party may withhold its consent to any settlement that does not include a full general release of all the claims against such party and its Affiliates from all parties to the litigation or that requires such party or any of its Affiliates to perform any covenant or refrain from engaging in any activity.

9.6     […***…]

*Confidential Treatment Requested

[…***…]

9.7     Tax Treatment.  The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by applicable Laws.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1     Dispute Resolution; Arbitration.

(a)      The parties agree that if any dispute or controversy, other than a matter for which a party is entitled to specific performance or injunctive relief, arises out of this Agreement or any Related Agreement or the performance, breach, validity, interpretation or enforcement thereof, it is in the best interests of the parties for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution practicable. Consequently, the parties agree to resolve any dispute or controversy, other than a matter for which a party is entitled to specific performance or injunctive relief, without resort to the courts. If any dispute or controversy arises (other than disputes regarding Working Capital which shall be resolved according to the procedures described in Section 1.9), the parties will comply with the following procedures: (i) the party believing a dispute to exist will give the other parties prompt written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved; (ii) within 20 days after receipt of such notice, each party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved; and (iii) if the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each party shall have in attendance at such meeting a representative with the authority to resolve such dispute. At the meeting (and any adjournments thereof), the parties will negotiate in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 20 days after the first meeting (the “Negotiation Period”), a party may pursue binding arbitration with respect to such dispute pursuant to Section 10.1(b).

(b)      Binding Arbitration.  To the extent that the dispute resolution procedures set forth in Section 10.1(a) are unsuccessful, all disputes and controversies arising out

*Confidential Treatment Requested

of or relating to this Agreement, the Related Agreements or any of the other documents to be delivered hereunder, or the performance, breach, validity, interpretation or enforcement thereof, will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules (the “Rules”) of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c)      Notice; Selection of Arbitrators.  A party may initiate arbitration by sending written notice of its intention to arbitrate to the other parties and to the AAA office located in Dallas, Texas (the “Arbitration Notice”) within five Business Days after expiration of the Negotiation Period. The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Chicago, Illinois before three independent and impartial arbitrators. Each party will be entitled to select one arbitrator, and the two individuals so selected will select the third arbitrator.

(d)      Procedures.  Except as otherwise specifically provided herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Rules. The arbitrators’ authority to make any award will be based on and limited by the Laws of the State of Delaware and the terms and conditions of this Agreement and the Related Agreements. The arbitrators will deliver their decision in writing, together with a summary of the reasons for their decision, including citations to legal authority to the extent appropriate. The decision of the arbitrators will be final and binding on all parties and their successors and permitted assignees. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The parties intend that this agreement to arbitrate be irrevocable.

(e)      Hearings; Decisions.  The panel of arbitrators will be selected no later than 45 days after the date of the Arbitration Notice. The parties will request that the arbitration hearing commence no later than three months after the panel of arbitrators is selected and that the arbitrators render their decision no later than 30 days after the close of the hearing, in accordance with AAA Rules.

(f)      Fees and Costs of Arbitration.  The arbitrators’ fees and costs will conform to the then current AAA fee schedule and will be borne equally by Purchaser and the Seller.

 10.2    Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

 10.3    Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, each party shall bear its own attorneys’ fees, costs and disbursements.

 10.4    Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when received if hand delivered, (b) on the first Business Day of confirmation by sender of receipt if sent by facsimile or (c) on the first Business Day after being sent by registered overnight mail, return receipt requested, by overnight courier or by overnight express delivery service, to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

the Acquired Companies (before the Closing):

Agri-Energy, LLC

502 S. Walnut Ave.

Luverne, MN 56156

Attention: Norman Smeenk

[…***…]

with a mandatory copy to

(which copy shall not constitute notice):

Cutler & Donahoe, LLP

100 N. Phillips Ave., 9th Floor

Sioux Falls, SD 57104

Attention: Ryan J. Taylor

[…***…]

Seller:

CORN-er Stone Farmers’ Cooperative

c/o Cutler & Donahoe, LLP

100 N. Phillips Ave., 9th Floor

Sioux Falls, SD 57104

Attention: Ryan J. Taylor

[…***…]

with a mandatory copy to

(which copy shall not constitute notice):

Cutler & Donahoe, LLP

100 N. Phillips Ave., 9th Floor

Sioux Falls, SD 57104

Attention: Ryan J. Taylor

[…***…]

*Confidential Treatment Requested

Purchaser:

c/o Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, CO 80112

Attention: General Counsel

[…***…]

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Attention: Deyan P. Spiridonov, Esq.

[…***…]

10.5      Time of the Essence.  Time is of the essence of this Agreement.

10.6      Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.7      Governing Law.  This Agreement and the Related Agreements shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.8      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Closing, neither party shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the other party, which consent may not be unreasonably withheld or delayed. Anything in this Agreement or any Related Agreement to the contrary notwithstanding, Purchaser shall have the right (without the prior written consent of any of the Acquired Companies or the Seller), at any time, and in its sole discretion, to assign for security interest purposes any or all of its rights under this Agreement and any Related Agreement to any lender providing financing to Purchaser, any of Purchaser’s permitted assigns, or any Affiliates of Purchaser or Purchaser’s permitted assigns (Purchaser, such assigns, and such Affiliates, collectively, the “Purchaser Parties”) and, upon the occurrence and during the continuance of any event of default under the financing agreements between any such lender and any of the Purchaser Parties, such lender may exercise any or all of the rights, interests, and remedies of any of the Purchaser Parties under this Agreement or any Related Agreement.

10.9      Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not

*Confidential Treatment Requested

performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

10.10     Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.11     Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.12     Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.13     Parties in Interest.  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Indemnitees and their respective successors and assigns (if any). No Employees or others may rely on this Agreement as the basis for any breach of contract claim against Purchaser, the Acquired Companies or any related Entity. Nothing in this Agreement shall be deemed or construed to require Purchaser, the Acquired Companies or any related Entity to employ any particular employee for any period of time. Nothing in this Agreement shall be deemed or construed to limit Purchaser’s, the Acquired Companies’ or any related Entity’s right to terminate the employment of any employee, and nothing in this Agreement shall modify or amend any Employee Plan or other agreement, plan, program or document unless this agreement explicitly states that the provision “amends” such Employee Plan or other agreement, plan, program or document.

10.14     Entire Agreement.    This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.15     Construction; Interpretation.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including, without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

GEVO DEVELOPMENT, LLC
a Delaware limited liability company

By:	/s/ Patrick R. Gruber
Name: Patrick R. Gruber
Title: Executive Chairman

AGRI-ENERGY, LLC a Minnesota limited liability company

By:	/s/ Norman Smeenk
Name: Norman Smeenk
Title: Chairman

CORN-ER STONE FARMERS COOPERATIVE a Minnesota cooperative association

By:	/s/ Norman Smeenk
Name: Norman Smeenk
Title: Chairman

AGRI-ENERGY LIMITED PARTNERSHIP a Minnesota limited partnership

By:	CORN-er Stone Ethanol
Management, Inc., its general partner

By:	/s/ Norman Smeenk
Name: Norman Smeenk
Title: Chairman

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

CORN-ER STONE ETHANOL MANAGEMENT, INC.
a Minnesota corporation

By:	/s/ Norman Smeenk
Name: Norman Smeenk
Title: Chairman

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accrued Vacation Liabilities” has the meaning specified in Section 1.7(c).

“Acquired Companies” has the meaning specified in the Preamble.

“Acquired Limited Partnership Assets” has the meaning specified in Section 1.2.

“Acquisition Proposal” means any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any Acquired Company is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any Acquired Company, or (iii) any Acquired Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of such Acquired Company; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any Acquired Company; or (c) any liquidation or dissolution of any Acquired Company.

“Adjustments Deficiency” has the meaning specified in Section 1.9(e).

“Adjustments Escrow Amount” has the meaning specified in Section 1.8(b).

“Adjustments Escrow Fund” has the meaning specified in Section 1.10.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” means the Acquisition Agreement to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Agri-Energy L.P.” has the meaning specified in the Preamble.

“Agri-Energy L.P. Purchase Price” has the meaning specified in Section 1.7(b).

“Agri-Energy Partner” means a holder of any partnership interest of Agri-Energy L.P.

“Arbitration Notice” has the meaning specified in Section 10.1(c).

“Asset Purchase” has the meaning specified in the Recitals.

“Assumed Contracts” means those Contracts to which Agri-Energy L.P. is a party and which relate to the business of Agri-Energy L.P.; provided, however, that the Assumed Contracts shall not include any Contract which is an Excluded Asset.

“Assumed Liabilities” has the meaning specified in Section 1.4(b).

“Assumption Agreement” has the meaning specified in Section 1.7(b).

“Aventine Bankruptcy Proceedings” means the Legal Proceedings identified on Part 2.13(a) and Part 2.13(b) of the Company Disclosure Schedule.

“Balance Sheet” has the meaning specified in Section 2.7(a).

“Business Day” means a day other than Saturday or Sunday and on which commercial banks are permitted by applicable Laws to be open for business in New York, New York.

“Claim” has the meaning specified in Section 9.5(a).

“Closing” has the meaning specified in Section 1.6(a).

“Closing Balance Sheet” has the meaning specified in Section 1.9(b).

“Closing Consideration Certificate” means a certificate executed by the Chief Financial Officer of each of the Company and CORN-er Stone Management dated as of the Closing Date, certifying the amount of Company Indebtedness, Company Capital Lease Obligations, Transaction Expenses and Accrued Vacation Liabilities.

“Closing Date” has the meaning specified in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble.

“Company Capital Lease Obligations” has the meaning specified in Section 1.7(c)(ii).

“Company Compliance Certificate” has the meaning specified in Section 6.5(c).

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of their assets are or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement and modifying the representations and warranties of the Acquired Companies and the Seller in Article 2) delivered to Purchaser on behalf of the Acquired Companies and the Seller on the date of this Agreement.

“Company Financial Statements” has the meaning specified in Section 2.7(a).

“Company Indebtedness” has the meaning specified in Section 1.7(c)(iii).

“Company Product(s)” means each and all of the products of the Acquired Companies (including without limitation all software products), whether currently being manufactured or distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of the Acquired Companies.

“Company Proprietary Right(s)” means any Proprietary Rights owned by or licensed to any of the Acquired Companies or otherwise used in the business of the Acquired Companies.

“Company Purchase Price” has the meaning specified in Section 1.7(a).

“Company Returns” has the meaning specified in Section 2.16(a).

“Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to any of the Acquired Companies or otherwise used by the Acquired Companies.

“Company Units” has the meaning specified in the Recitals.

“Confidentiality Agreement” has the meaning specified in Section 5.3(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Constituent Documents” has the meaning specified in Section 2.2.

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the Related Agreements.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Corn Delivery Agreement” has the meaning specified in Section 2.15(a).

“CORN-er Stone Common Stock” has the meaning specified in Section 2.4(b).

“CORN-er Stone Management” has the meaning specified in the Preamble.

“Credit Agreement” means that certain Credit Agreement, dated July 17, 2006, as amended, among Heartland, the Seller and the Acquired Companies.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees and other professionals’ and experts’ fees), charge, cost (including costs of investigation and court or arbitration costs) or expense of any nature.

“Employee” means each current or former employee of the Acquired Companies.

“Employee Plan” means each domestic or foreign plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable laws, that is at any time sponsored, maintained or administered or required to be sponsored, maintained or administered by, the Acquired Companies or any ERISA Affiliate, or to which the Acquired Companies or any ERISA Affiliate makes or has made or has or has had an (or has a contingent) obligation to make contributions, that provides benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased Employees or any of the ERISA Affiliates or the dependents or beneficiaries of any of them (whether written or oral), or with respect to which the Acquired Companies or any of the ERISA Affiliates has any liability or obligation, including (a) each salary, deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, restricted stock, restricted stock unit, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction); provided, however, that the term

“Encumbrance” shall not include (a) statutory liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pension or other social security programs, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (e) such minor restrictions, defects, irregularities or imperfections of title or Encumbrances as do not materially adversely effect the use or value of the subject property or asset.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Purchase” has the meaning specified in the Recitals.

“ERISA” has the meaning specified in Section 2.17(a).

“ERISA Affiliate” means any Person that is, was or would be treated as a single employer with any of the Acquired Companies under Section 414 of the Code.

“Escrow Agent” has the meaning specified in Section 1.10.

“Escrow Agreement” has the meaning specified in Section 1.10.

“Escrow Period” has the meaning specified in Section 1.10.

“Estimated Working Capital” has the meaning specified in Section 1.9(a).

“Excluded Assets” has the meaning specified in Section 1.3.

“Excluded Liabilities” has the meaning specified in Section 1.5.

“Final Working Capital” has the meaning specified in Section 1.9(e).

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

“Fundamental Representations” has the meaning specified in Section 9.1(a).

“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) direct or indirect right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Heartland” has the meaning specified in Section 1.8(c).

“Heartland Payoff Letter” has the meaning specified in Section 6.4(e).

“HMO” has the meaning specified in Section 2.17(e).

“Improvements” has the meaning specified in Section 2.18(e).

“Indebtedness” has the meaning specified in Section 2.7(c).

“Indemnitee” shall mean any Purchaser Indemnitee or Seller Indemnitee.

“Indemnity Escrow Amount” has the meaning specified in Section 1.8(a).

“Indemnity Escrow Fund” has the meaning specified in Section 1.10.

“Interim Balance Sheet” has the meaning specified in Section 2.7(a).

“Issued Patents” means all issued, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)      such individual is actually aware of such fact or other matter;

(b)      such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties; or

(c) such individual would reasonably be expected to have Knowledge of such fact or matter given the individual’s title, position and day-to-day responsibilities with the Acquired Companies.

The Acquired Companies shall be deemed to have “knowledge” of a particular fact or other matter if the Seller or any Person listed in Part 2.1(c) of the Company Disclosure Schedule has Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates, granting any of the Acquired Companies the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Acquired Company thereunder.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Companies if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies, taken as a whole, (b) the ability of each of the Acquired Companies to consummate the Contemplated Transactions or to perform any of its obligations under this Agreement or the Related Agreements prior to the Termination Date, (c) Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the equity interests of the Acquired Companies; […***…]

*Confidential Treatment Requested

[…***…]. An event, fact, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Purchaser if such event, fact, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions.

“Material Contracts” has the meaning specified in Section 2.15(b).

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“MBCA” has the meaning specified in the Recitals.

“MCL” has the meaning specified in the Recitals.

“Negotiation Period” has the meaning specified in Section 10.1(a).

“Order” means any writ, decree, injunction, order, judgment or similar action.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any or the Acquired Companies.

“Owned Real Property Lease” means all leases, licenses or other agreements (written or oral) pursuant to which any of the Acquired Companies conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Acquired Company thereunder.

“Partnership Interest” means each partnership interest of Agri-Energy L.P.

“Patent Applications” means all published or unpublished non-provisional and provisional patent applications, and reexamination proceedings.

“Patents” means Issued Patents and Patent Applications.

“Permitted Encumbrances” means any Encumbrance with respect to the Owned Real Property that is the following: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to the Owned Real Property which are not due and payable as of the Closing Date; (b) zoning, building codes and other land use Laws regulating the use occupancy of the Owned Real Property or the activities conducted thereon, which are imposed by any governmental authority having jurisdiction over the Owned Real Property, which are not violated by use or occupancy of such Real Property or the operation of the Business thereon; and (c) easements, covenants, conditions, restrictions and other similar matters of record affecting

*Confidential Treatment Requested

title to the Owned Real Property which do not or would not materially impair the use of the Owned Real Property in the operation of the Company’s business conducted thereon.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning specified in Section 4.1.

“Proprietary Rights” means any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, software, firmware, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); and (b) any right to use or exploit any of the foregoing in any jurisdiction throughout the world.

“Purchase” has the meaning specified in the Recitals.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Real Property” shall mean the Leased Real Property, if any, and the Owned Real Property, collectively.

“Real Property Laws” has the meaning specified in Section 2.18(f).

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any other applicable Governmental Body.

“Related Agreements” means the Escrow Agreement and Assumption Agreement collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or with any of the Contemplated Transactions.

“Release” means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing of Materials of Environmental Concern (including the abandonment or discarding of barrels, containers or other receptacles containing Materials of Environmental Concern) into the environment.

“Remediation” means any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; any “corrective action” as that term has been construed by a Governmental Body pursuant to 42 U.S.C. § 6924; or any measures or actions required or undertaken pursuant to Environmental Law or Order by a Governmental Body to investigate, monitor, clean up, remove, treat, contain or otherwise remediate the presence or Release of any Materials of Environmental Concern.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, financial and other advisors and representatives.

“Review Period” has the meaning specified in Section 1.9(c).

“Rules” has the meaning specified in Section 10.1(b).

“Seller” has the meaning specified in the Preamble.

“Seller Indemnitees” means the Seller and Agri-Energy L.P.

“Special Environmental Condition” has the meaning specified in Section 9.2(b).

“Specified Assets” has the meaning specified in Section 1.9(a).

“Specified Liabilities” has the meaning specified in Section 1.9(a).

“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Survey” has the meaning specified in Section 6.10(b).

“Tax” or “Taxes” means (a) taxes, charges, fees, imposts, levies, or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign law) and (d) any amounts payable under any tax sharing agreement or contractual arrangements.

“Tax Purchase Price” means the Total Consideration plus the Assumed Liabilities plus any liabilities of the Company as of the Closing Date.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Date” has the meaning specified in Section 8.1(e).

“Third-Party Software” has the meaning specified in Section 2.14(t).

“Threshold” has the meaning specified in Section 9.3.

“Title Commitment” has the meaning specified in Section 6.10(a).

“Title Company” has the meaning specified in Section 6.10(a).

“Title Policy” has the meaning specified in Section 6.10(a).

“Total Consideration” means the sum of the Agri-Energy L.P. Purchase Price and the Company Purchase Price.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” means all (a) trademarks, service marks, logos, insignias, designs, names or other symbols, whether or not registered or applied for registration, (b) applications for registration of trademarks, service marks, logos, insignias, designs, names or other symbols, (c) trademarks, service marks, logos, insignias, designs, names or other symbols for which registration has been obtained.

“Transaction Expenses” has the meaning specified in Section 1.7(c)(iv).

“Transfer Taxes” has the meaning specified in Section 1.11.

“Treasury Laws” means the Treasury Laws (including temporary laws) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“ULPA” means the Uniform Limited Partnership Act 2001, Chapter 321 of the Minnesota Statutes.

“WARN Act”” has the meaning specified in Section 2.17(p).

“Welfare Plan” means any “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA).

“Withholding Payee” has the meaning specified in Section 2.16(g).

“Working Capital” has the meaning specified in Section 1.9(a).

“Working Capital Statement” has the meaning specified in Section 1.9(b).

“Working Capital Target” has the meaning specified in Section 1.7(c)(v).

ACQUISITION AGREEMENT

among:

GEVO DEVELOPMENT, LLC,

a Delaware limited liability company;

AGRI-ENERGY, LLC,

a Minnesota limited liability company;

AGRI-ENERGY LIMITED PARTNERSHIP,

a Minnesota limited partnership;

CORN-ER STONE ETHANOL MANAGEMENT, INC.,

a Minnesota corporation;

and

CORN-ER STONE FARMERS COOPERATIVE,

a Minnesota cooperative association

Dated as of August 5, 2010

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(continued)

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(continued)

*Confidential Treatment Requested

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(continued)

*Confidential Treatment Requested

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EXHIBITS

Exhibit A	–	Certain Definitions

Exhibit B	–	Form of Assumption Agreement

Exhibit C	–	Form of Escrow Agreement

Exhibit D	–	Form of Legal Opinion of Cutler & Donahoe, LLP

Exhibit E-1	–	Form of FIRPTA Notification Letter from the Seller

Exhibit E-2	–	Form of FIRPTA Notification Letter from Agri-Energy L.P.

Exhibit F	–	Form of Amended and Restated Operating Agreement

Schedule 1.12	–	Allocation of Value

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